EXHIBIT 10.1

Published CUSIP Numbers

Deal: 88077LAG1

Revolving Loan: 88077LAH9

CREDIT AGREEMENT

dated as of August 7, 2026

among

TERADYNE, INC.,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

PNC CAPITAL MARKETS LLC,

as a Joint Lead Arranger and Joint Bookrunner

BofA SECURITIES, INC. and TRUIST SECURITIES, INC.,

as Joint Lead Arrangers, Joint Bookrunners and Syndication Agents

and

BARCLAYS BANK PLC, SILICON VALLEY BANK, A DIVISION OF FIRST-CITIZENS BANK & TRUST COMPANY, CITIZENS BANK, N.A., and FIFTH THIRD BANK, N.A.,

as Joint Lead Arrangers

TABLE OF CONTENTS

- i -

- ii -

- iii -

- iv -

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule II	-	Commitment Amounts

Schedule 1.1(a)	-	Excluded Real Property
Schedule 1.1(b)	-	Immaterial Subsidiaries
Schedule 1.1(c)	-	Unrestricted Subsidiaries
Schedule 4.3	-	Consents, Authorizations, Filings, and Notices
Schedule 4.14	-	Subsidiaries
Schedule 4.20(a)	-	Filing Offices
Schedule 5.13	-	Post-Closing Obligations
Schedule 7.1(d)	-	Existing Indebtedness
Schedule 7.2(f)	-	Existing Liens
Schedule 7.12	-	Lines of Business

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B		Form of Compliance Certificate
Exhibit C	-	Form of Guarantee and Collateral Agreement
Exhibit D	-	Form of Notice of Revolving Borrowing
Exhibit E	-	Form of Notice of Swingline Borrowing
Exhibit F	-	Form of Notice of Conversion/Continuation
Exhibits G-1 – G-4	-	Tax Certificates

- v -

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2026, by and among TERADYNE, INC., a Massachusetts corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent (as hereinafter defined) for the Lenders, an Issuing Bank (as hereinafter defined) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish a revolving credit facility in favor of the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

Article I.

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Accepting Lenders” has the meaning specified in Section 2.27(a).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or a substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary), the survivor of which is a Subsidiary.

“Additional Lender” has the meaning specified in Section 2.23(b).

“Administrative Agent” means PNC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Aggregate Revolving Commitment Amount” means the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount is $1,000,000,000.

“Aggregate Revolving Commitments” means, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Alternative Currencies” means (a) Euro, (b) Pounds Sterling, (c) Indian Rupees, (d) Japanese Yen, (e) Czech Koruna, (f) Singapore Dollars, and (g) any other foreign currency (that is not Dollars) acceptable to the Administrative Agent and the Issuing Bank; provided that, for each Alternative Currency, such currency is an Eligible Currency.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and (b) all other Requirements of Law relating to bribery or corruption in any jurisdiction in which any Loan Party is located or doing business.

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Patriot Act, each as amended, and (b) all other Requirements of Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.

“Applicable Fiscal Quarter” has the meaning specified in Section 6.1.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” means, as of any date, with respect to interest on all Revolving Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined (a) at all times during the continuance of an Investment Grade Suspension Period, by reference to the more favorable (i.e., the resulting Pricing Level that produces the lowest Applicable Margin) of the applicable (x) Consolidated Leverage Ratio or (y) Debt Rating, in each case in effect on such date as set forth in the Leverage and Debt Ratings-Based Pricing Grid on Schedule I, and (b) at all other times, by reference to the Consolidated Leverage Ratio in effect on such date as set forth in the Leverage-Based Pricing Grid on Schedule I.

Any change in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall be effective on the first Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.2(a) for the most-recent fiscal quarter of the Borrower then ended; provided that, if at any time that the Applicable Margin is determined by reference to the Consolidated Leverage Ratio pursuant to clause (b) of the paragraph above, the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Pricing Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the applicable pricing grid set forth on Schedule I (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then, so long as this Agreement is still in effect when such inaccuracy is discovered: (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the applicable pricing grid set forth on Schedule I for such period and (iii) the Borrower shall promptly (and in any event within three (3) Business Days) pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period (it being understood that no payment Default shall be deemed to have occurred as a result of any such inaccuracy if such payment is so made). The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

For purposes of determining the Applicable Margin by reference to a Debt Rating during any Investment Grade Suspension Period, (a) if the Debt Rating assigned by Moody’s, S&P and Fitch fall within different Pricing Levels, then (i) if three Debt Ratings are in effect, either (A) if two of the three Debt Ratings are in the same Pricing Level, the Pricing Level for such two Debt Ratings shall be the applicable Pricing Level or (B) if all three of the Debt Ratings are in different Pricing Levels, the Pricing Level corresponding to the middle Debt Rating shall be the applicable Pricing Level based on the Debt Ratings and (ii) if only two Debt Ratings are in effect, the applicable Pricing Level based on the Debt Ratings shall be the Pricing Level in which the higher of the Debt Ratings shall fall unless the Debt Ratings differ by two or more Pricing Levels, in which case the applicable Pricing Level based on the Debt Ratings shall be the Pricing Level one level below that corresponding to the higher Debt Rating, (b) if any of Moody’s, S&P and Fitch shall not have a Debt Rating in effect, then (i) if only one rating agency shall not have a Debt Rating in effect, the applicable Pricing Level based on the Debt Ratings shall be determined by reference to the remaining two effective Debt Ratings as set forth above and (ii) if only one rating agency shall have a Debt Rating in effect, the applicable Pricing Level based on the Debt Ratings shall be based on such Debt Rating, (c) if none of Moody’s, S&P or Fitch shall have a Debt Rating in effect, the applicable Pricing Level shall be based solely on the Consolidated Leverage Ratio, and (d) if any Debt Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective on the first Business Day following the date on which it is first publicly announced by the applicable rating agency making such change (clauses (a)-(d), the “Debt Rating Determination”).

Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the fiscal quarter ending on or around June 30, 2026 are required to be delivered shall be at Pricing Level IV as set forth on Schedule I.

“Applicable Percentage” means, as of any date, with respect to the Commitment Fee as of such date, the percentage per annum determined (a) at all times during the continuance of an Investment Grade Suspension Period, by reference to the more favorable (i.e., the resulting Pricing Level that produces the lowest Applicable Percentage) of the applicable (x) Consolidated Leverage Ratio or (y) Debt Rating, in each case in effect on such date as set forth in the Leverage and Debt Ratings-Based Pricing Grid on Schedule I, and (b) at all other times, by reference to the Consolidated Leverage Ratio in effect on such date as set forth in the Leverage Based Pricing Grid on Schedule.

Any change in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.2(a) for the most-recent fiscal quarter of the Borrower then ended; provided, further, that if at any time that the Applicable Percentage is determined by reference to the Consolidated Leverage Ratio pursuant to clause (b) of the paragraph above, the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Pricing Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the applicable pricing grid set forth on Schedule I (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then, so long as this Agreement is still in effect when such inaccuracy is discovered: (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the applicable pricing grid set forth on Schedule I for such period and (iii) the Borrower shall promptly (and in any event within three (3) Business Days) pay to the Administrative Agent, for the account of the Lenders, the accrued additional Commitment Fee owing as a result of such Accurate Applicable Percentage for such period (it being understood that no payment Default shall be deemed to have occurred as a result of any such inaccuracy if such payment is so made). The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

The determination of Applicable Percentage by reference to Debt Rating during an Investment Grade Suspension Period shall be made in accordance with the Debt Rating Determination.

Notwithstanding the foregoing, the Applicable Percentage for the Commitment Fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the fiscal quarter ending on or around June 30, 2026 are required to be delivered shall be at Pricing Level IV as set forth on Schedule I.

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Issuing Bank to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, PNC Bank, National Association, BofA Securities, Inc., Truist Securities, Inc., Barclays Bank PLC, Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, Citizens Bank, N.A. and Fifth Third Bank, N.A., each in its capacity as a lead arranger.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Available Incremental Amount” means, as of any date determination, an amount equal to (a) the result of (i) the greater of (x) $1,000,000,000 or (y) one hundred percent (100.00%) of Consolidated

EBITDA, calculated on a pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered hereunder prior to such time, minus (ii) the aggregate principal amount of all Incremental Facilities established prior to such date, plus (b) an unlimited amount so long as, after giving effect to the relevant Incremental Facility, the Consolidated Leverage Ratio, calculated on pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered hereunder prior thereto, does not exceed 3.25:1.00.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e).

“Availability Period” means the period from the Closing Date to but excluding the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Obligations” mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” means any Person that, at the time it provides any Bank Product to any Loan Party (or, in the case of any Bank Product outstanding on the Closing Date, as of the Closing Date), (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is PNC and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider.

“Bank Products” means any of the following services: (a) any treasury, depositary or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, overdrafts, interest depository network services, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” means for any day a rate per annum equal to the highest of (i) the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time (the “Prime Rate”), (ii) the Overnight Bank Funding Rate, as in effect from time to time, plus 0.50%, (iii) Daily Simple SOFR, plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Overnight Bank Funding Rate or Daily Simple SOFR for any reason, the Base Rate shall be determined without regard to clause (ii) or (iii), as the case may be, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Overnight Bank Funding Rate, or Daily Simple SOFR will be effective from and including the effective date of such change in the Prime Rate, the Overnight Bank Funding Rate, or Daily Simple SOFR, respectively.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of:

(a) the date of the public statement or publication of information referenced therein; and

(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the Benchmark Replacement Date will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrowing” means a Revolving Borrowing or a Swingline Borrowing, as the context may require.

“Business Day” means any day other than (i) a Saturday, Sunday or legal holiday on which commercial banks in Pittsburgh, Pennsylvania or New York (or, if otherwise, the lending office of the Administrative Agent) are authorized or required by law to close, or are in fact closed, for business and (ii) if such day relates to any issuance, fundings, disbursements, settlements and payments in respect of any Letter of Credit denominated in an Alternative Currency, means any such day on which banks are not open for foreign exchange business in the principal financial center of the country of such currency; provided that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any Term SOFR Loan, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to the provisions in Section 1.3 hereof).

“Capital Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11‑1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act); provided that Capital Stock shall exclude any Indebtedness convertible into or exchangeable for Capital Stock until such time as such Indebtedness is converted into or exchanged for Capital Stock and such Capital Stock has been delivered by the Borrower to converting or exchanging holders.

“Capitalized Lease” means, for any Person, each lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (subject to the provisions in Section 1.3 hereof).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of an Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for Obligations in respect of Letters of Credit, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or unconditionally guaranteed or insured by the United States government, any member of the European Union whose sovereign debt is rated at least BBB- with a stable outlook by S&P or at least Baa3 with a stable outlook by Moody’s or any other government approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), (b) securities issued or unconditionally guaranteed or insured by any state of the United States or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition and having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits, certificates of deposit and bankers’ acceptances having maturities of not more than twelve months from the date of acquisition, in each case with any Lender (or an Affiliate of any thereof), or any Person that was a Lender (or an Affiliate thereof) at the time of acquisition thereof, or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member of the European Union or any U.S. branch of a foreign bank having at the date of acquisition capital and surplus of not less than $100,000,000, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by the parent corporation of any Lender or Person that was a Lender (or an Affiliate thereof) at the time of acquisition thereof, and commercial paper rated, at the time of acquisition, at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in either case maturing within twelve months after the date of acquisition, (f) deposits maintained with money market funds having total assets in excess of $300,000,000, (g) demand deposit accounts maintained in the ordinary course of business with banks or trust companies, (h) temporary deposits, of amounts received in the ordinary course of business pending disbursement of such amounts, in demand deposit accounts in banks outside the United

States, (i) deposits in mutual funds which invest substantially all of their assets in preferred equities issued by U.S. corporations rated at least “AA” (or the equivalent thereof) by S&P or other assets referred to in clauses (a) through (h) above; provided, that notwithstanding the foregoing, Cash Equivalents shall, in any event, include all cash and cash equivalents as set forth in the Borrower’s balance sheet prepared in accordance with GAAP, (j) investments permitted by the Borrower’s cash investment policy delivered to the Administrative Agent prior to the Closing Date and (k) investments generally equivalent to those referred to in clauses (a) through (j) above denominated in foreign currencies (A) customarily used by Persons for cash management purposes in any jurisdiction outside of the United States or (B) with respect to any Foreign Subsidiaries, by reference to such Foreign Subsidiary’s jurisdiction of organization or any jurisdiction(s) where such Foreign Subsidiary is engaged in material operations.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning specified in Section 10.12.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Term Loans (if applicable) and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment, or a commitment to fund Term Loans (if applicable).

“Closing Date” means the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” means all property of the Loan Parties (other than Excluded Property), now owned or hereafter acquired upon which a Lien is purported to be created by any Security Document.

“Commitment” means a Revolving Commitment, a Swingline Commitment, or the commitments for any Incremental Facility, or any combination thereof (as the context shall permit or require).

“Commitment Fee” has the meaning set forth in Section 2.14(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Compliance Authority” means (a) any Governmental Authority of the United States (including the U.S. Department of the Treasury, OFAC, and the U.S. Department of State), the European Union, the United Kingdom, or Canada; (b) the United Nations Security Council; and (c) any other Governmental Authority with jurisdiction to administer Anti-Corruption Laws or Anti-Money Laundering Laws.

“Compliance Certificate” means a certificate from a Responsible Officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit B.

“Computation Date” means (a) the last Business Day of each calendar quarter, (b) (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency and (ii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (c) during the continuation of an Event of Default, any Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”. the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means, at a particular date, all amounts which would be included under total assets on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date, determined in accordance with GAAP.

“Consolidated EBITDA” means, for any period (and calculated without duplication), Consolidated Net Income for such period excluding (a) any extraordinary and non-recurring non-cash expenses, losses, income or gains as determined in accordance with GAAP, (b) charges, premiums, expenses and any gains associated with the issuance, redemption, repurchase, discharge, defeasance or amendments to the terms of Capital Stock or Indebtedness, (c) charges (including actuarial, curtailment or settlement charges or losses) relating to Accounting Standards Codification 715 (Topic 715, “Compensation—Retirement Benefits”) (or any other Accounting Standards Codification having a similar result or effect), (d) any non-cash income included, and any non-cash deductions made, in determining Consolidated Net Income for such period (other than any deductions which represent the accrual of or a reserve for the payment of cash charges in any future period); provided that cash payments made in any subsequent period in respect of any item for which any such non-cash deduction was excluded in a prior period shall be deemed to reduce Consolidated Net Income by such amount in such subsequent period, (e) stock compensation expense and non-cash equity linked expense, (f) deferred financing fees (and any write-offs thereof), debt discount and issuance costs, (g) charges related to GAAP acquisition purchasing accounting adjustments (including inventory step-up amortization and in-process research and development expenses), (h) writeoffs of goodwill, intangible assets or long-lived assets or impairment charges or losses on sale in respect thereof, (i) solely to the extent not otherwise already excluded from Consolidated EBITDA by virtue of another clause of this definition, unusual or infrequent items, restructuring, restructuring-related or other similar charges or expenses (whether or not classified as restructuring charges or expenses under GAAP) and write-downs of excess or obsolete inventory and including the amount of any restructuring, integration, transition, employee severance, facility closing and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Borrower and its Restricted Subsidiaries, and including the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines; provided that the aggregate cash amount of all such items, charges or expenses (the “Restructuring Addbacks”) together with the aggregate Cost Savings Addbacks (as defined below) in any period of four consecutive fiscal quarters shall not exceed 20% of Consolidated EBITDA for such period (calculated after giving effect to such addbacks and pro forma adjustments), (j) fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with this Agreement or any Permitted Acquisition or debt financing, debt security issuance, equity security issuance or disposition permitted hereunder (in each case, whether or not consummated) or any amendment or waiver of any documentation governing such Permitted Acquisition, debt financing, debt security issuance, equity security issuance or disposition, (k) foreign exchange gains and losses, (l) expenses with respect to casualty events and (m) any state or local taxes, plus, to the extent deducted in determining Consolidated Net Income, the sum of (A) interest expense, (B) any expenses for taxes, (C) depreciation and amortization expense, (D) minority interests in income (or losses) of Restricted Subsidiaries and (E) net equity earnings (and losses) in Affiliates (excluding Subsidiaries). For purposes of calculating the ratios set forth in Article VI (including any pro forma calculation thereof) and any other financial ratio or test (including the Consolidated Leverage Ratio and the Consolidated Secured Leverage Ratio), Consolidated EBITDA for any fiscal period shall in any event (a) include the Consolidated EBITDA for such fiscal period of any entity acquired by the Borrower or any of its Restricted Subsidiaries in an Acquisition during such period (or in the case of any pro forma financial calculation, any Acquisition consummated after such period and prior to the transaction or event in respect of which such pro forma financial calculation is being made) and (b) give pro forma effect to cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction that are (A) permitted under Regulation S-X or (B) projected by a Responsible Officer in good faith to be reasonably anticipated to be realizable within 18 months of the date of such Material Transaction (which will be added to Consolidated EBITDA as so projected until fully realized, and calculated on a pro forma basis, as though the full recurring benefit of such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that with respect to this clause (B) such cost savings, operating expense reductions, other operating improvements and initiatives or synergies are reasonably identifiable and factually supportable (in the good faith determination of a Responsible Officer of the Borrower); provided further that, the aggregate amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to any Material Transaction added back pursuant to this clause (B) (the “Cost Savings Addbacks”) together with the aggregate Restructuring Addbacks in any period of four consecutive fiscal quarters shall not exceed 20% of Consolidated EBITDA for such period (calculated after giving effect to such addbacks and pro forma adjustments).

“Consolidated Interest Expense” means, for any period, the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the Borrower and its Restricted Subsidiaries for such period; provided, that Consolidated Interest Expense for any period shall exclude (i) fees payable in respect of such period under Section 2.14 or analogous provisions under any other debt instruments or documents, (ii) any amortization, expensing or write-off of deferred financing fees, amendment and consent fees or other debt issuance costs and any fees related to acquisitions (or purchases of assets) during such period, (iii) premiums or penalties paid in connection with the discharge of Indebtedness, (iv) any non-cash expense (including any recognized but unrealized losses on equity securities), (v) costs associated with Hedging Transactions and breakage costs in respect of Hedging Transactions related to interest rates, (vi) any expense resulting from the discounting of any indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition (or purchase of assets), (vii) penalties and interest relating to taxes, (viii) any “additional interest” or “liquidated damages” with respect to any securities, (ix) commissions, discounts, yield and other fees and charges (excluding any cash interest expense) related to any securitization financing and (x) any accretion of accrued interest on discounted liabilities (other than Indebtedness except to the extent arising from the application of purchase accounting).

“Consolidated Leverage Ratio” means, as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or deficit) of the Borrower and its Restricted Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP. In addition, to the extent not already included in Consolidated Net Income of the Borrower and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance.

“Consolidated Secured Debt” means, at any date, the aggregate principal amount of Consolidated Total Debt as at such date that is then secured by Liens on the property or assets of the Borrower and its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt” means, at any date, (a) the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries of the types described in clauses (a), (c) and (e) of the definition of Indebtedness and, without duplication, of the type described in clause (g) of the definition of Indebtedness (to the extent relating to Indebtedness of the types described in clauses (a), (c) and (e) of the definition Indebtedness) at such date (net of unencumbered (other than pursuant to the Loan Documents) domestic cash and Cash Equivalents of the Loan Parties), determined on a consolidated basis, that would be required to be shown as debt on a balance sheet of the Borrower prepared in accordance with GAAP, minus (b) to the extent that neither the Borrower nor any Restricted Subsidiary is liable therefor, the aggregate principal amount of Indebtedness of any Person (other than the Borrower or any Restricted Subsidiary) included in the amount described in clause (a) of this definition.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Security Agreement” means any Copyright Security Agreement executed by a Loan Party owning registered copyrights or applications for copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Covered Entity” means the Borrower and each of the Borrower’s Subsidiaries.

“Czech Koruna” means the lawful currency of the Czech Republic.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Debt Rating” means the rating for the Borrower’s senior unsecured, non-credit enhanced long-term Indebtedness for borrowed money (or, if no such Indebtedness is outstanding, the corporate rating of the Borrower) issued by either Moody’s, S&P or Fitch, as the case may be.

“Debt Rating Determination” has the meaning specified in the definition of “Applicable Margin”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, license, transfer or other similar disposition thereof, excluding any such transaction or series of related transactions that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of $1,500,000 or less. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Assignee” means any Person that is a competitor of the Borrower and its Subsidiaries identified in writing on a list made available to the Administrative Agent from time to time (and any Affiliates thereof that are reasonably identifiable by name (it being understood that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates)) other than bona fide debt funds. Notwithstanding anything herein to the contrary, (x) the Administrative Agent shall be permitted to provide a copy of the list (as well as any supplements thereto) of the Disqualified Assignees to the Lenders and in no event shall a supplement to any such list apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans or Commitments that was otherwise permitted prior to such permitted supplementation, and (y) if the Borrower supplements the list of “Disqualified Assignees”, such supplement shall become effective two (2) Business Days after the date that such written supplement is delivered to the Administrative Agent (and the Administrative Agent shall promptly thereafter make available such supplement to each Lender).

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

(c) is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the last scheduled maturity date of any Incremental Facility; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.

“Dollar(s)” and the sign “$” means lawful money of the United States.

“Dollar Equivalent” of any currency at any date shall mean (a) if such currency is Dollars, the amount of such currency, or (b) if such currency is an Alternative Currency, the equivalent in such currency of Dollars, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Issuing Bank in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Issuing Bank of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, results in, in the reasonable opinion of the Issuing Bank, (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent no longer being readily calculable with respect to such currency, (c) providing such currency is no longer practicable for the Issuing Bank in its reasonable business judgment or (d) such currency no longer being a currency in which the Issuing Bank is willing to issue or extend Letters of Credit in its reasonable business judgment (each of (a), (b), (c), and (d) a “Disqualifying Event”), then the Issuing Bank shall promptly notify the Administrative Agent, the Lenders and the Borrower

thereof, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist.

“Environmental Laws” means any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (to the extent relating to exposure to harmful or deleterious substances) or the environment, as now or may at any time hereafter be in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment, disposal, release, or threatened release of any Materials of Environmental Concern, (iii) any actual or alleged exposure to any Materials of Environmental Concern, or (iv) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code or Title IV of ERISA.

“ERISA Event” means (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Single Employer Plan to satisfy the minimum funding standards (for purposes of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived; (d) a determination that any Single Employer Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (e) the institution by the PBGC of any proceeding to terminate a Plan or the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).

“Escrow Funding Arrangement ” means any escrow arrangement relating to Indebtedness permitted to be incurred under this Agreement pursuant to which the Net Cash Proceeds of such Indebtedness are subject to customary escrow arrangements as reasonably determined by the Borrower pursuant to which, among other things, (a) the providers of such Indebtedness (or an agent or trustee on their behalf) (the “Escrow Indebtedness Providers”) may, but are not required to, have “control” within the meaning of the UCC with respect to such escrowed Net Cash Proceeds and (b) such Escrow Indebtedness Providers agree that in the event that specified conditions subsequent are not satisfied by a date certain, such escrowed Net Cash Proceeds shall be promptly applied to the repayment of such Indebtedness.

“Erroneous Payment” has the meaning assigned to it in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.15(d).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.15(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.15(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of the participating member states of the European Union.

“Event of Default” has the meaning set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Exchange Rate” shall mean, on any day, with respect to any Alternative Currency, the rate at which such Alternative Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such date on the Reuters World Currency Page for such Alternative Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Alternative Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical average of the spot rates of exchange of the Administrative Agent for such Alternative Currency on the London market at 11:00 a.m. (London time) on such date for the purchase of Dollars with such Alternative Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Property” means (a) property owned by any Excluded Subsidiary, Foreign Subsidiary or U.S. Pass Through Foreign Holdco; (b) any property to the extent that a grant of a security interest in such property pursuant to the Security Documents is prohibited by any Requirement of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note (as such terms are defined in the Guarantee and Collateral Agreement), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; (c) Vehicles (as defined in the Guarantee and Collateral Agreement) and title documents therefor; (d) any Capital Stock held by a Loan Party in (i) a joint venture, (ii) any direct holding company of one or more joint ventures; provided that such holding company does not engage in any business or own any assets other than owning the Capital Stock of joint ventures and (iii) any Excluded Subsidiary (other than U.S. Pass Through Foreign Holdcos which shall be governed by clause (g) in this definition of “Excluded Property”); (e) Excluded Real Property; (f) interests in real property leased, subleased or licensed to any of the Loan Parties; (g) 35% of the total outstanding voting Capital Stock of each new and existing Foreign Subsidiary and of each new and existing U.S. Pass Through Foreign Holdco; (h) any accounts

(including all funds or assets held therein or security entitlements or other rights in respect of such account or the funds and/or assets held therein) subject to an Escrow Funding Arrangement; (i) any intent-to-use trademark applications to the extent and for so long as creation of a security interest therein would result in the loss by the pledgor thereof of any material rights therein or impair the validity thereof; (j) all Deposit Accounts (as defined in the UCC) that are used for solely and exclusively for the purpose of funding payroll, employee benefit, tax withholding or other fiduciary obligations to employees pursuant to applicable Requirements of Law or in the ordinary course of business; and (k) property owned on the Closing Date or thereafter acquired that is subject to a Lien permitted under Section 7.2(g) or securing a Capital Lease Obligation if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money interest or Capital Lease Obligation) validly prohibits the creation of any other Lien on such property.

“Excluded Real Property” means real property owned by the Loan Parties as of the Closing Date and listed on Schedule 1.1(a); provided the Borrower may at any time, by written notice to the Administrative Agent, remove any or all real property from Schedule 1.1(a) (and at the time of such removal, such removed real property shall no longer constitute “Excluded Real Property”).

“Excluded Subsidiary” means (a) each direct or indirect Domestic Subsidiary of a Foreign Subsidiary, (b) each U.S. Pass Through Foreign Holdco, (c) each Unrestricted Subsidiary, (d) each Immaterial Subsidiary, and (e) each Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee Obligation of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 1, 2020 (as amended, restated, supplemented or otherwise modified from time to time prior to the Closing

Date) by and among the Borrower, the financial institutions from time to time party thereto as lenders, and Truist Bank, as administrative agent.

“Extension Agreement” has the meaning specified in Section 2.27(b).

“Extension Offer” has the meaning specified in Section 2.27(a).

“Extension Permitted Amendment” means the terms of an amendment to this Agreement and the other Loan Documents, effected pursuant to an Extension Agreement in connection with an Extension Offer pursuant to Section 2.27, providing for an extension of the Maturity Date applicable to the Accepting Lenders’ Loans and/or scheduled maturity dates and/or commitments and/or Loans of the applicable Extension Request Facility (such Loans or commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, as applicable (a) an increase or decrease in the rate of interest (including through fixed interest rates and changes to the interest rate margins or rate floors) accruing on such Extended Loans, (b) in the case of Extended Loans that are Term Loans of any Facility, a modification of the scheduled amortization applicable thereto; provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans of such Facility, (c) a modification of voluntary or mandatory prepayments applicable thereto; provided that in the case of Extended Loans that are Term Loans, such requirements may provide (i) that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Facility and any other outstanding facilities, but may not provide for mandatory prepayment requirements that are more favorable to the Extended Loans than those applicable to the Loans of the applicable Extension Request Facility and (ii) that voluntary prepayments may be allocated as directed by the Borrower among the outstanding facilities, (d) an increase or decrease in the fees payable to, or the inclusion of new fees or premiums to be payable to, the Accepting Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (e) an addition of any affirmative or negative covenants or other terms, provided that any such additional covenant or terms with which the Borrower and its Subsidiaries shall be required to comply prior to the latest scheduled maturity date of any Facility in effect immediately prior to such Extension Permitted Amendment for the benefit of the Accepting Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Extension Request Facility” has the meaning defined in Section 2.27(a).

“Facility” means (a) the Revolving Facility, (b) any Incremental Facility and (c) any other credit facility made available to the Borrower pursuant to this Agreement (including, without limitation, any Replacement Facilities).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fee Letter” means that certain fee letter, dated as of June 18, 2026, executed by the Agent and PNC Capital Markets LLC and accepted by the Borrower.

“Fitch” means Fitch, Inc. and any successor thereto.

“Floor” means a rate of interest equal to zero percent (0.00%).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary (including, for the avoidance of doubt, any Subsidiary of the Borrower that is a controlled foreign corporation under Section 957 of the Code).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Group Members” means the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the date hereof and substantially in the form of Exhibit C, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means each Domestic Subsidiary of the Borrower other than (a) Excluded Subsidiaries and (b) joint ventures.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Honor Date” has the meaning specified in Section 2.22(d).

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.1(a) or Section 5.1(b), have assets with a value in excess of 5.0% of the Consolidated Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of Consolidated Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided that if the Consolidated Assets or revenues of any or all Immaterial Subsidiaries shall at any time exceed the limits set forth above, then the Borrower shall cause one or more Immaterial Subsidiaries to become a Guarantor in accordance with Section 5.9(c) so that such limits are not exceeded. Each Immaterial Subsidiary as of the Closing Date shall be set forth on Schedule 1.1(b).

“Incremental Amendment” has the meaning specified in Section 2.23(b).

“Incremental Facility” has the meaning specified in Section 2.23(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.23(b).

“Incremental Revolving Facility” has the meaning specified in Section 2.23(a).

“Incremental Term Facility” has the meaning specified in Section 2.23(a).

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, which would, in accordance with GAAP be shown on the liability side of the balance sheet, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, if such Person has not assumed or become liable for such obligation, the amount of such Indebtedness shall be deemed to be the lesser of the fair market value of such property or the obligation being secured thereby, and (i) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements (provided the amount of such obligations shall be deemed to be the Net Mark-to-Market Exposure with respect thereto), but excluding (i) trade and other accounts payables incurred in the ordinary course of such Person’s business, (ii) accrued expenses and deferred compensation arrangements in the ordinary course of such Person’s business, (iii) advance payments in the ordinary course of such Person’s business, and (iv) conditional payment obligations (including, for the avoidance of doubt, earn-outs, post-closing purchase price adjustments and other similar contingent payments). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indian Rupees” means the lawful currency of India.

“Insolvency” mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” mean a condition of Insolvency.

“Intellectual Property” means, the collective reference to all rights, priorities and privileges relating to intellectual property, whether registered or unregistered, arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, mask works, inventions, designs, patents, patent licenses, trademarks, tradenames, domain names and other source indicators, trademark licenses, technology, trade secrets, know-how and processes, and all other intellectual property rights, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense paid or payable in cash for such period.

“Interest Period” means with respect to any SOFR Borrowing, a period of one, three or six months (in each case, subject to the availability thereof); provided that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv) no Interest Period may extend beyond the Maturity Date; and

(v) no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in such Notice of Borrowing or Notice of Conversion/Continuation.

“Investment Grade Rating” means (a) as to S&P, a Debt Rating of BBB- or better (with stable outlook or better), (b) as to Moody’s, a Debt Rating of Baa3 or better (with stable outlook or better) and (c) as to Fitch, a Debt Rating of BBB- or better (with stable outlook or better).

“Investment Grade Rating Trigger Date” means the first Business Day following the Closing Date or each Secured Covenant Reinstatement Event when the Borrower has received an Investment Grade Rating from at least two of S&P, Moody’s, and Fitch. Upon any Investment Grade Rating Trigger Date, the Borrower shall promptly notify the Administrative Agent ; provided that the failure to give, or the delay in giving, such notice shall not affect the effectiveness of the Investment Grade Suspension Period as of such Investment Grade Rating Trigger Date.

“Investment Grade Suspension Period” means each period commencing with an Investment Grade Rating Trigger Date until the Business Day on which a Secured Covenant Reinstatement Event occurs.

“Investments” means an advance, loan, extension of credit (by way of guaranty or otherwise, but excluding trade debt incurred in the ordinary course of business) or capital contribution to, or purchase of any Capital Stock, bonds, notes, loans, debentures or other debt securities of, or any assets constituting a business unit of, or any other similar investment in, any Person. The amount of any Investment by any Person on any date of determination shall be the acquisition price of the gross assets acquired (including any liability assumed by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus all additional capital contributions or purchase price paid in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than a Group Member) in connection with the sale of such

Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning specified in Section 2.22(j).

“Issuing Bank” means PNC in its capacity as the issuer of Letters of Credit pursuant to Section 2.22, or such other Lender as may be reasonably satisfactory to the Administrative Agent and the Borrower; provided that such Lender has agreed to be an Issuing Bank. At any time there is more than one Issuing Bank, any singular references to Issuing Bank shall mean any Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or all Issuing Banks, as the context may require.

“Japanese Yen” means the lawful currency of Japan.

“Junior Indebtedness” means (a) unsecured debt securities issued by the Borrower or any Restricted Subsidiary, (b) unsecured term loans borrowed by the Borrower or any Restricted Subsidiary and (c) Indebtedness of any Restricted Subsidiary which is subordinated in right of payment to any Obligations. For the avoidance of doubt, Junior Indebtedness does not include (i) intercompany Indebtedness and (ii) Loans.

“LC Commitment” means that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed the LC Commitment Amount.

“LC Commitment Amount” means an amount equal to $100,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” means all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” means, at any time, the sum of (i) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Left Lead Arranger” means PNC Capital Markets LLC, in its capacity as the left lead arranger and book runner.

“Lender-Related Hedge Provider” means any Person that, at the time it enters into a Hedging Transaction with any Loan Party (or, in the case of a Hedging Transaction outstanding on the Closing Date, as of the Closing Date), (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is PNC or any of its Affiliates, has provided prior written notice to the

Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” has the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Additional Lender, and each Replacement Lender.

“Letter of Credit” means any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, in each case, in the nature of security (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Acquisition the consummation of which by the Borrower or any Subsidiary is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the LC Documents, the Fee Letter, any promissory notes issued hereunder, any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing which the Borrower and the Administrative Agent agree in writing is a “Loan Document”, and any amendment, amendment and restatement, waiver, supplement or other modification to any of the foregoing; provided, however, that during an Investment Grade Suspension Period, the Security Documents and any other instruments, agreements, documents and writings relating to the guarantee of the Obligations or the Collateral shall not constitute Loan Documents.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.

“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Material Acquisition” means any Permitted Acquisition which involves aggregate consideration in excess of $200,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole or (b)

the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Intellectual Property” means any Intellectual Property owned by the Loan Parties that is material to the business of the Loan Parties, taken as a whole.

“Material IP Separation Transaction” means any sale, assignment, license, transfer or other similar disposition, Investment, Restricted Payment or other transaction, in each case, resulting in an effective transfer of exclusive ownership, whether directly or indirectly, of Material Intellectual Property of any Loan Party to any Subsidiary or Affiliate of the Borrower that is not a Restricted Subsidiary (including through the sale of all of the Capital Stock of one more Restricted Subsidiaries that own Material Intellectual Property).

“Material Transaction” means (a) any Acquisition or other Investment that results in a Person becoming a Restricted Subsidiary, (b) any Disposition (x) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (y) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary, or (c) any operational change, including any restructuring or costs savings initiative, consummated or undertaken by the Borrower or a Restricted Subsidiary.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means the earliest of (i) August 7, 2031, (ii) the date on which the Aggregate Revolving Commitments are terminated pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Maximum Rate” has the meaning specified in Section 10.12.

“Modified Leverage Period” has the meaning specified in Section 6.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, collectively, each mortgage, deed of trust, trust deed, security deed, debenture, deed of immovable hypothec, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, (a) in connection with any Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien created pursuant to a Security Document) and other third-party fees and expenses actually incurred in connection therewith and (ii) Taxes paid or reasonably estimated to be payable as a result of such Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and, in the case of any Indebtedness that constitutes Permitted Convertible Indebtedness, the net cost of any Permitted Call Spread Transaction executed substantially concurrently with the pricing of such Permitted Convertible Indebtedness.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 2.25 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Notice of Borrowing” means a Notice of Revolving Borrowing or a Notice of Swingline Borrowing, as context may require.

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.7(b).

“Notice of Revolving Borrowing” has the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” has the meaning set forth in Section 2.4.

“Obligations” means (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations. Notwithstanding the foregoing, (i) all such Hedging Obligations and Bank Product Obligations shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Loan Documents shall not require the consent of the holders of such Hedging Obligations or Bank Product Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).

“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Parent Company” means, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning set forth in Section 10.4(d).

“Participant Register” has the meaning set forth in Section 10.4(d).

“Patent Security Agreement” means any Patent Security Agreement executed by a Loan Party owning patents or licenses of patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and in effect from time to time.

“Payment Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.

“Payment Recipient” has the meaning assigned to it in Section 9.15(a).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by (i) the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) the Borrower or any of its Subsidiaries of no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person (not owned directly or indirectly by the Borrower immediately prior to giving effect to such Acquisition), in each case other than during an Investment Grade Suspension Period, to the extent that:

(a) each of the following conditions precedent shall have been satisfied:

(i) the Administrative Agent shall receive not less than ten Business Days’ (or such shorter period as reasonably agreed by the Administrative Agent) prior written notice of such Acquisition (provided that such notice shall only be required for an Acquisition involving consideration in excess of $50,000,000), which notice shall include a reasonably detailed description of the proposed terms of such Acquisition;

(ii) the Borrower shall comply, and shall cause the Target to the extent applicable to comply, with the provisions of Section 5.9 of this Agreement or shall have made arrangements reasonably satisfactory to the Administrative Agent for compliance after the effectiveness of such Permitted Acquisition, as applicable; and

(iii) immediately after giving effect to such Acquisition and the incurrence of any Indebtedness in connection therewith, (A) no Event of Default shall then exist or would exist immediately after giving effect thereto, and (B) the Borrower shall be in compliance on a pro forma basis with the covenants set forth in Article VI recomputed for the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder and for which information is available regarding the business being acquired; provided, however, solely with respect to a Limited Condition Acquisition, (x) no Event of Default existed as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into and (y) the Borrower shall be in compliance on a pro forma basis as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into with the covenants set forth in Article VI recomputed for the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder and for which information is available regarding the business being acquired;

(b) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target or the parent thereof; and

(c) any Person or assets, business or division acquired in accordance herewith shall be in the same business or lines of business (i) in which the Borrower and/or its Subsidiaries are then engaged or that are identified on Schedule 7.12 or (ii) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof.

“Permitted Bond Hedge Transaction” means any bond hedge, capped call or similar option transaction entered into in connection with the issuance of Permitted Convertible Indebtedness for the purpose or having the effect of increasing the effective conversion price of such Permitted Convertible Indebtedness.

“Permitted Call Spread Transaction” means any Permitted Bond Hedge Transaction together with, if applicable, any Permitted Warrant Transaction.

“Permitted Convertible Indebtedness” means any notes, bonds, debentures or similar instruments issued by the Borrower that are convertible into or exchangeable for (x) cash, (y) shares of the Borrower’s common stock or preferred stock or other equity securities that constitute Qualified Stock or (z) a combination thereof.

“Permitted Refinancing Indebtedness” has the meaning given to such term in Section 7.1(n).

“Permitted Warrant Transaction” means any warrant issued by the Borrower concurrently with the purchase, by the Borrower, of a Permitted Bond Hedge Transaction for the purpose of offsetting the cost of such Permitted Bond Hedge Transaction.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means, at a particular time, any employee pension benefit plan (as defined in Section 3(2) of ERISA) in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” has the meaning set forth in the introductory paragraph hereof.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Pricing Level” means, with respect to the Applicable Margin and/or the Applicable Percentage, as applicable, at any date, the applicable “Pricing Level” set forth in the applicable pricing grid on Schedule I that corresponds to the then current Consolidated Leverage Ratio and/or Debt Rating, as applicable.

“Prime Rate” has the meaning specified in the definition of “Base Rate”.

“Pro Rata Share” means with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders).

“Prohibited Transaction” has the meaning specified in Section 406 of ERISA or Section 4975 of the Code.

“Properties” has the meaning specified in Section 4.16.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Stock” means, with respect to any Person, Capital Stock of such Person which is not Disqualified Stock.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refinanced Facility” has the meaning specified Section 10.2(b).

“Refinanced Revolving Facility” has the meaning specified Section 10.2(b).

“Refinanced Term Loans” has the meaning specified Section 10.2(b).

“Register” has the meaning specified in Section 10.4(c).

“Regulation D” means Regulation D of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” means Regulation Y of the Federal Reserve Board, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Facility” has the meaning specified in Section 10.2(b).

“Replacement Lender” has the meaning specified in Section 2.25.

“Replacement Revolving Facility” has the meaning specified in Section 10.2(b).

“Replacement Term Loans” has the meaning specified in Section 10.2(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under PBGC regulations.

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” for any Person shall mean any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer, corporate controller or the treasurer of the Borrower and (y) with respect to all other provisions, any of the chief executive officer, the president, the chief financial officer, the corporate controller, any vice president, general counsel, secretary, the treasurer or the assistant treasurer of the applicable Loan Party.

“Restricted Payment” has the meaning specified in Section 7.5.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Facility” means the revolving credit facility made available to the Borrower pursuant to this Agreement.

“Revolving Loan” means a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a SOFR Loan.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Syria and the regions of Ukraine referred to as Crimea, Kherson and Zaporizhzhi, the Donetsk People’s Republic and the Luhansk People’s Republic).

“Sanctioned Person” means, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or ordinarily resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person described in clauses (a) or (b) above.

“Sanctions” means Requirements of Law relating to economic or financial sanctions, country-based embargoes, sectoral sanctions, or secondary sanctions, administered, or enforced from time to time by any Compliance Authority.

“Secured Covenant Reinstatement Event” means any Business Day following an Investment Grade Rating Trigger Date on which the Debt Rating from at least two of S&P, Moody’s, and Fitch shall be less than either (i) as to S&P, BB+, (ii) as to Moody’s, Ba1 and (iii) as to Fitch, BB+.

“Secured Parties” means the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, the Mortgages, all UCC financing statements, fixture filings and stock powers, and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Singapore Dollars” means the lawful currency of Singapore.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (exclusive of any Affiliate in which such Person has a minority ownership interest). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or its successors.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $100,000,000.

“Swingline Exposure” means, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” means PNC.

“Swingline Loan” means a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Target” means the Person, or business or substantially all of the assets of a Person or a division of a Person, intended to be acquired in a Permitted Acquisition.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means any term loans made pursuant to this Agreement.

“Term SOFR” means for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If Term SOFR, determined as provided above, would be less than the Floor, then Term SOFR shall be deemed to be the Floor. Term SOFR shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Trademark Security Agreement” means any Trademark Security Agreement executed by a Loan Party owning registered trademarks or applications for trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Base Rate.

“UCP” has the meaning specified in Section 2.22(j).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary on or after the Closing Date pursuant to Section 5.10. Each Unrestricted Subsidiary as of the Closing Date shall be set forth on Schedule 1.1(c).

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Pass Through Foreign Holdco” means any Domestic Subsidiary substantially all of the assets of which consist of Capital Stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957(a) of the Code and/or other U.S. Pass Through Foreign Holdcos.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.20(e)(ii).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., “Revolving Loan” or “Swingline Loan”) or by Type (e.g., “SOFR Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g., “Revolving Borrowing”) or by Type (e.g., “SOFR Borrowing”) or by Class and Type (e.g., “Revolving SOFR Borrowing”).

Section 1.3 Accounting Terms and Determination.

(a) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn by the Borrower or the Administrative Agent (or the Required Lenders), as the case may be, or such provision amended in accordance herewith.

(b) When determining whether a Default or Event of Default pursuant to Section 8.1 shall be in existence after giving pro forma effect to a certain event, the covenant levels to be used in making such determination shall be those in effect as of the last day of the most recent fiscal quarter of the Borrower for which financial reports are required to have been delivered pursuant to Section 5.1.

(c) Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (b) for all purposes of this Agreement and the other Loan Documents, including negative covenants, financial covenants and component definitions, GAAP will be deemed to treat operating leases and Capitalized Leases in a manner consistent with the treatment under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of Accounting Standards Update No. 2016-02. In addition, in the case of any Permitted Convertible Indebtedness for which the embedded conversion obligation must be settled by paying solely cash, so long as substantially concurrently with the offering of such Permitted Convertible Indebtedness, the Borrower enters into a cash-settled Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness, notwithstanding any other provision contained herein, for so long as such Permitted Bond Hedge Transaction (or a portion thereof corresponding to the amount of outstanding Permitted Convertible Indebtedness) remains in effect, all computations of amounts and ratios referred to herein shall be made as if the amount of Indebtedness represented by such Permitted Convertible Indebtedness were equal to the face principal amount thereof without regard to any mark-to-market derivative accounting for such Indebtedness.

(d) For purposes of calculating the maximum amount of Indebtedness permitted to be incurred under Sections 7.1(e), (k) or (o), Restricted Payments permitted to be made under Section 7.5(e) or declared under Section 7.5(d) or Investments permitted to be made under Section 7.6(q), in each case solely in respect of the period between the signing of a definitive agreement for a Limited Condition Acquisition and consummation (or earlier termination or abandonment) of such Limited Condition Acquisition, such calculations shall be made giving pro forma effect to such Limited Condition Acquisition (including, for the avoidance of doubt, both (x) Consolidated EBITDA of or attributable to the target companies or assets associated with any such Limited Condition Acquisition and (y) Indebtedness for borrowed money the Borrower expects to incur to finance the Limited Condition Acquisition (if any)), as estimated or determined by the Borrower in good faith.

Section 1.4 Terms Generally. The definitions of terms herein and in the other Loan Documents shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of 366 days, and (ii) otherwise, to a year of 365 days. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein or in any other Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated and (vi) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.6 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.7 Leverage Calculations. If the availability of Indebtedness under this Agreement, or other incurrence of Indebtedness in compliance with this Agreement, is subject to pro forma compliance with a maximum Consolidated Leverage Ratio or a maximum Consolidated Secured Leverage Ratio, then, solely for the purposes of determining such availability or compliance, the cash proceeds of such Indebtedness, shall not be included in the calculation, if applicable, of unencumbered cash or Cash Equivalents included in the determination of the Consolidated Leverage Ratio or the Consolidated Secured Leverage Ratio (as applicable), but, for the avoidance of doubt, any repayment of Indebtedness from such cash proceeds shall be given pro forma effect.

Section 1.8 Times of Day TC "Section 1.8. Times of Day" \f C \l "2" . Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.9 Letter of Credit Amounts TC "Section 1.9. Letter of Credit Amounts" \f C \l "2" . Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.10 Investment Grade Suspension Period.

(a) On any Investment Grade Rating Trigger Date, (x) all Liens in favor of any Secured Parties securing the Obligations pursuant to the Security Documents shall automatically be released and terminated, and all rights in and to the Collateral pledged or assigned by any Loan Party thereunder to the Secured Parties shall automatically revert to such Loan Party, and the Administrative Agent shall return promptly any pledged Collateral in its possession to such Loan Party, or to the Person or Persons legally entitled thereto, and shall endorse, execute, deliver, record and file all instruments and documents, and do any other acts reasonably required for the return of the Collateral to such Loan Party, or to the Person or Persons legally entitled thereto, and to evidence or document the release of the interests of the Secured Parties arising under the Security Documents, all as reasonably requested by, and at the sole expense of, such Loan Party and (y) each Guarantor shall be automatically discharged and released, without any further action by any Secured Party or any other Person, from its Guarantee Obligations under the Collateral and Guaranty Agreement.

(b) If, during any Investment Grade Suspension Period, a Secured Covenant Reinstatement Event occurs, such Investment Grade Suspension Period shall terminate and all Collateral and the Security Documents, all Liens granted or purported to be granted therein, and all Guarantee Obligations under the Collateral and Guaranty Agreement shall be reinstated as of the date of such Secured Covenant Reinstatement Event on the same terms as in effect immediately prior to such Investment Grade Rating Trigger Date (except, in each case, to the extent that (i) the released Liens secure assets or property that no longer would constitute Collateral at the time of the Secured Covenant Reinstatement Event or (ii) the released Guarantee Obligations were provided by any Subsidiary that would constitute an Excluded Subsidiary at the time of such Secured Covenant Reinstatement Event), and the Borrower and all Subsidiaries that, but for the Investment Grade Suspension Period, would have been required to provide Collateral shall, at their sole cost and expense, take all actions and execute and deliver all documents including the delivery of new pledge and security documents, Mortgages, UCC-1 financing statements and stock certificates accompanied by stock powers as necessary or reasonably requested by the Administrative Agent to create and perfect the Liens of the Administrative Agent in such Collateral and their assets that would have constituted Collateral, on the same terms as in effect immediately prior to such Investment Grade Rating Trigger Date or as otherwise reasonably satisfactory to the Administrative Agent within 60 days of such Secured Covenant Reinstatement Event (or such longer period as the Administrative Agent may agree in its sole discretion).

(c) Notwithstanding anything to the contrary herein or any other Loan Document, during the continuance of an Investment Grade Suspension Period, the following provisions shall not apply: Sections 5.9, 6.2, 7.1, 7.3 (other than as applied to transactions with the Borrower), 7.4, 7.5, 7.6, 7.8, 7.9, 7.10 and 7.11 (collectively, the “Suspended Covenants”), and, in each case, any related Default or Event of Default provision shall cease to be effective and shall not be applicable to the Borrower and its Restricted Subsidiaries. During an Investment Grade Suspension Period, the covenants that are not Suspended Covenants shall be interpreted as though the Suspended Covenants (other than Section 6.2) continue to be applicable during such Suspension Period. Each of the Suspended Covenants and any related Default or Event of Default provisions shall again apply according to their terms from the first day on which a Secured Covenant Reinstatement Event occurs. Each of the Suspended Covenants shall not, however, be of any effect, and no Default, Event of Default or breach of any kind will be deemed to exist under this Agreement or any other Loan Document with respect to any of the Suspended Covenants, with regard to (x) actions of the Borrower and its Restricted Subsidiaries taken, or any events occurring, during the continuance of any Investment Grade Suspension Period and (y) compliance with or performance of any contractual commitment or obligation entered into during any Investment Grade Suspension Period.

(d) Upon the occurrence of a Secured Covenant Reinstatement Event, any Indebtedness, merger, consolidation, amalgamation, liquidation, wind up, dissolution, Disposition, Restricted Payment, Investment, Hedging Transaction, accounting change, change in fiscal year, negative pledge clause, clause restricting subsidiary distributions that was incurred, made or entered into during any Suspension Period or for which any contractual commitment or obligation was entered into during any Investment Grade Suspension Period shall be deemed to be permitted under the applicable reinstated Suspended Covenants without reducing the amount of any fixed dollar (including amounts based on a percentage of Consolidated Assets or Consolidated EBITDA) exceptions, thresholds or baskets under the reinstated Suspended Covenants.

Article II.

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time.

Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in Dollars in an aggregate principal amount outstanding at any time that will not result in (a) the Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the Dollar Equivalent of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3 Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit D attached hereto (a “Notice of Revolving Borrowing”), (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 12:00 p.m. three (3) U.S. Government Securities Business Days prior to the requested date of each SOFR Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or SOFR Loans, as the Borrower may request. The aggregate principal amount of each SOFR Borrowing shall not be less than $1,000,000 or a larger multiple of $1,000,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $250,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of SOFR Borrowings outstanding at any time exceed ten (10). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4 Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the Dollar Equivalent of the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit E attached hereto (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. (or such later time as the Swingline Lender may agree in its sole discretion) on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $500,000 or a larger multiple of $100,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 2:00 p.m. on the requested date of such Swingline Borrowing.

(c) Upon the making of a Swingline Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from PNC, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Pro Rata Share. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall immediately either (A) make a Revolving Loan in an amount equal to such Lender’s Pro Rata Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Loans in excess of its Revolving Commitment minus its Pro Rata Share of LC Exposure and minus its Pro Rata Share of any Swingline Loans not so being repaid or (B) during the continuance of any proceeding under any Debtor Relief Law with respect to the Borrower, fund such Swingline Loan participations by paying to PNC such Lender’s Pro Rata share of the outstanding Swingline Loans. Revolving Loans made pursuant to the preceding sentence shall bear interest at the Base Rate and shall be deemed to have been properly requested in accordance with Section 2.3 without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Loans are to be made under this Section 2.4(c) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Loans (whether or not the conditions specified in Section 2.3 or in Section 3.2 are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

(d) If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swingline Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of Section 2.4(c) by the time specified therein, the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan with respect to such prepayment. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.4(d) shall be conclusive absent manifest error.

(e) Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.5 [Reserved].

Section 2.6 Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 2:00 p.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a SOFR Borrowing or 2:00 p.m. on the date of a Base Rate Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Overnight Bank Funding Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative

Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section but subject to Section 2.16. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit F attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 12:00 p.m. three (3) U.S. Government Securities Business Days prior to a continuation of or conversion into a SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing, and (iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one (1) month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a SOFR Borrowing if an Event of Default exists and the Administrative Agent or the Required Lenders shall have notified the Borrower in writing of their determination not to permit such conversion or continuation. No conversion of any SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8 Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Maturity Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $1,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the Dollar Equivalent of the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

(c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.9 Repayment of Loans. The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable in Dollars (together with accrued and unpaid interest thereon) on the Maturity Date.

Section 2.10 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each SOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. Subject to the entries in the Register, the entries made in such records shall be prima facie evidence absent manifest error of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the

Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any SOFR Borrowing, 12:00 p.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) U.S. Government Securities Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.12 Mandatory Prepayments. If at any time (i) other than as a result of fluctuations in currency exchange rates, the Dollar Equivalent of the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, or (ii) solely as a result of fluctuations in currency exchange rates, the Dollar Equivalent of the aggregate Revolving Credit Exposure of all Lenders exceeds 105% of the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, then in each such case the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the SOFR Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Dollar Equivalent of the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess.

Section 2.13 Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each SOFR Loan at Term SOFR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c) Notwithstanding subsections (a) and (b) of this Section, if any Event of Default exists under Sections 8.1(a) or (f), the Loans and other Obligations under the Loan Documents not paid when due shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00% and (ii) in the case of any other Obligation, the rate then applicable to Base Rate Loans plus 2.00%, in each case, with respect to clauses (i) and (ii) above, from the date of such Event of Default until the earlier of the date such amount is paid in full (after as well as before judgment) and the date such Event of Default is cured or waived. All such default interest shall be payable from time to time on demand.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date. Interest on all outstanding SOFR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any SOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Maturity Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(f) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.14 Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) Accruing for each day during the Availability Period (and without regard to whether the conditions to making Revolving Loans are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share, a nonrefundable commitment fee (the “Commitment Fee”) in Dollars, equal to the Applicable Percentage per annum (determined daily in accordance with Schedule I) multiplied by the difference for such day between the amount of (x) the Revolving Commitments minus (y) the Revolving Credit Exposure (provided, however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Credit Exposure with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swingline Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender's Pro Rata Share) as if the Revolving Credit Exposure excludes the outstanding Swingline Loans)); provided, that no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the

Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for SOFR Loans then in effect on the Dollar Equivalent of the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Maturity Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at a rate agreed between the Borrower and the Issuing Bank (which shall be no greater than 0.125% per annum) on the Dollar Equivalent of the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(d) The Borrower shall pay, to the applicable parties, on the Closing Date the fees in the Fee Letter that are due and payable on the Closing Date.

(e) Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2026, and on the Maturity Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Maturity Date shall be payable on demand.

Section 2.15 Computation of Interest and Fees. Interest hereunder based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16 Inability to Determine Interest Rates; Benchmark Replacement Setting.

(a) Inability to Determine SOFR. Subject to paragraphs (b) through and (f) below, if, prior to the commencement of any Interest Period for any SOFR Borrowing:

(i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will be not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.17 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any SOFR Loan or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of such Lender to make Revolving SOFR Loans, or to continue or convert outstanding Loans as or into SOFR Loans, shall be suspended and (ii) the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition thereof. In the case of the making of a SOFR Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected SOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such SOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR Loan to such date (and in each instance, the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) of the definition thereof). Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.

Section 2.18 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank; or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or

(iii) impose on any Lender, the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within thirty (30) days after receipt of such notice and a reasonably detailed written demand, the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within thirty (30) days after receipt of such notice and a reasonably detailed written demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.

(c) A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank under this Section for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or the Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.

Section 2.19 Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), or (d) the failure by the Borrower to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender and the Issuing Bank (as applicable), within thirty (30) days after written demand from such applicable Lender or Issuing Bank (which demand shall set forth in reasonable detail the basis for requesting such amount), for any loss (other than lost profits), cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) (excluding the Applicable Margin) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Term SOFR were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan (excluding the Applicable Margin). A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender or the Issuing Bank (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20 Taxes.

(a) Defined Terms. For purposes of this Section 2.20, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this

Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) Business Days after reasonably detailed written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after a written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed copies of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.21 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 1:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or (subject to Section 2.20) withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars or, to the extent expressly set forth in Section 2.22, the applicable Alternative Currency.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.22 Letters of Credit.

(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, agrees to issue, at the request of the Borrower, Letters of Credit denominated in Dollars or in an Alternative Currency for the account of the Borrower (or any Restricted Subsidiary (in which case the Borrower and such Restricted Subsidiary shall be co-applicants with respect to such Letter of Credit), provided the Borrower is liable hereunder in respect of any such Letter of Credit (the Borrower hereby acknowledging that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries)) on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Maturity Date; (ii) each Letter of Credit shall be in a stated amount of the Dollar Equivalent of at least $10,000; (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the Dollar Equivalent of the aggregate LC Exposure would exceed the LC Commitment or (B) the Dollar Equivalent of the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount; and (iv) the Borrower shall not request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit (w) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular, or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgment or decree, or Requirement of Law request or directive, shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it, (x) if the issuance of the Letter of Credit would violate one or more policies of the Issuing

Bank applicable to letters of credit generally, (y) the proceeds of which would be made available to any Person (1) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any Sanctions or (2) in any manner that would result in a violation of any Sanctions by any party to this Agreement, or (z) if any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential LC Exposure (after giving effect to Section 2.26(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letters of Credit as to which the Issuing Bank has actual or potential LC Exposure, as it may elect in its sole discretion. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation. Upon the request of the Administrative Agent, (x) if any Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a LC Disbursement, or (y) if, on the Maturity Date, any LC Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Exposure in an amount equal to 105% of such LC Exposure as of such date. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, a security interest in all cash collateral pledged pursuant to this Section 2.22(a) or otherwise under this Agreement.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver or transmit electronically, or have such other Loan Party deliver or transmit electronically to the Issuing Bank (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Bank may specify from time to time reasonably in advance of the proposed date of issuance, amendment or extension. The Borrower or any Loan Party shall authorize and direct the Issuing Bank to name the Borrower or any Restricted Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Bank shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall have satisfied the conditions in Article III. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(c) At least one (1) Business Day prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Such reimbursement shall be in Dollars unless, in the case of a Letter of Credit denominated in an Alternative Currency, (i) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in such Alternative Currency, or (ii) in the absence of any such requirement for reimbursement in such Alternative Currency, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in such Alternative Currency. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower shall have received notice from the Issuing Bank on or prior to 11:00 a.m. on the date of payment by the Issuing Bank under a Letter of Credit to be reimbursed in Dollars, not later than 12:00 p.m. on such date of payment by the Issuing Bank, or, if the Borrower shall have received notice later than 11:00 a.m. on the date of payment by the Issuing Bank under a Letter of Credit to be reimbursed in Dollars, not later than 11:00 a.m. on the immediately following Business Day, or the Applicable Time on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (i) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars and (ii) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date and the amount of the unreimbursed drawing (expressed in Dollars in an amount equal to the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency). In such event, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount of the Dollar Equivalent due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable and the minimum amount and multiples for Base Rate Borrowings specified in Section 2.3 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent in Dollars for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit, (vi) the failure of any Loan Party or any other Person to comply with the conditions specified in Sections 2.2, 2.6, or 3.2 as otherwise specified in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Revolving Loan pursuant to Section 2.22(d) and the reimbursement obligation of the Lenders under this Section 2.22(e), (vii) any lack of validity or enforceability of any Letter of Credit, (viii) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Bank or any of its Affiliates has been notified thereof, (ix) payment by the Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, (x) any failure by the Issuing Bank or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, or (xi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds in Dollars, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Overnight Bank Funding Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate.

(g) If at any time (i) other than as a result of fluctuations in currency exchange rates, the Dollar Equivalent of the aggregate LC Exposure of all Lenders exceeds the LC Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, or (ii) solely as a result of fluctuations in currency exchange rates, the Dollar Equivalent of the aggregate LC Exposure of all Lenders exceeds 105% of the LC Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, then in each case the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an aggregate amount sufficient to reduce such LC Exposure as of such date of payment to an amount not to exceed 100% of the LC Commitment Amount then in effect. Additionally, if any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the

Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the Dollar Equivalent of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(f). Any such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) As between the Borrower and the Issuing Bank, or the Issuing Bank’s Affiliates, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of, any of the following circumstances (and the Issuing Bank shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom except to the extent caused by the gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction)):

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee;

(vi) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit;

(vii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder;

(viii) the existence of a Default or an Event of Default; or

(ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Restricted Subsidiary or in the relevant currency markets generally.

Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Bank or its Affiliate, (iii) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit, (iv) may pay any paying or negotiating bank claiming that it rightfully honored under the Requirements of Law or practices of the place where such bank is located, and (v) may settle or adjust any claim or demand made on the Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by the Issuing Bank or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Bank or its Affiliates under any resulting liability to the Borrower or any Lender.

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) (the “ISP”), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) (the “UCP”) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Requirements of Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

(k) Any Issuing Bank may resign as an “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.14(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.

Section 2.23 Incremental Facility.

(a) The Borrower may at any time or from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more tranches of term loans (each, an “Incremental Term Facility”) or an increase in the amount of the Revolving Facility (each, an “Incremental Revolving Facility”; together with the Incremental Term Facilities, each, an “Incremental Facility”); provided that (i) at the time of such request, no Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the applicable covenants contained in Article VI determined on a pro forma basis as of the last day of the most recent period of the Borrower for which financial statements are available as if any term loans under such Incremental Facility had been outstanding and any revolving commitment under such Incremental Facility (to the extent available to make Loans) had been fully used on the last day of such period; provided, that, for an Incremental Facility that is requested in connection with the financing of a Limited Condition Acquisition, the pro forma financial covenant compliance condition in this clause (ii) shall be computed based on the immediately preceding four fiscal quarter period for which financial statements are available prior to the date on which the definitive acquisition agreement for such Limited Condition Acquisition is entered into and (iii) the aggregate principal amount of the Incremental Facilities shall not exceed the Available Incremental Amount (as determined as of the date of incurrence of any applicable Incremental Facility or, for any Incremental Facility that is requested in connection with the financing of a Limited Condition Acquisition, as of the date on which the definitive acquisition agreement for such Limited Condition Acquisition is entered into). Each Incremental Facility shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the immediately preceding sentence).

(b) (i) Any Incremental Facility shall be ratably secured with the Loans, (ii) any Incremental Term Facility shall not mature earlier than the Maturity Date nor have amortization of greater than 5% of the original principal amount of such Incremental Term Facility per year (except with respect to any Incremental Term Facility to the extent required for such Incremental Term Facility to be tax fungible with (i.e., to be treated as part of the same issue as) a previously issued Incremental Term Facility in accordance with Treasury Regulation 1.1275-2(k)), (iii) the Applicable Margin, Applicable Percentage and the other terms and conditions applicable to any Incremental Revolving Facility shall be the same as those applicable to the Revolving Facility, (iv) the Applicable Margin relating to any Incremental Term Facility shall be determined by the Borrower and the Lenders providing such Incremental Term Facility and (v) any Incremental Term Facility shall otherwise be on terms and pursuant to documentation to be determined by the Borrower and the Persons willing to provide such Incremental Term Facility; provided that to the extent such terms and documentation are not consistent with the then existing Facilities (other than with respect to pricing, amortization and maturity), such terms and documentation shall be reasonably satisfactory to the Administrative Agent (it being agreed that Incremental Term Facilities may contain customary mandatory prepayments, voting rights and prepayment premiums). Each notice from the Borrower pursuant to this

Section 2.23 shall set forth the requested amount and proposed terms of the relevant Incremental Facility and the Lenders or other Persons willing to provide the Incremental Facility. The Incremental Facility may be provided by any existing Lender or by any Eligible Assignee selected by the Borrower (any such other financial institution or fund being called an “Additional Lender”); provided that the Administrative Agent, the Swingline Lender, and the Issuing Bank shall have consented (not to be unreasonably withheld) to such Additional Lender’s providing such Incremental Facility if such consent would be required under Section 10.4 for an assignment of Loans to such Additional Lender. Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent pursuant to Section 10.2(b) hereof. The Incremental Amendment may, without need for the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 3.2 (it being understood that all references to the date of a Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit or similar language in such Section 3.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions, if any, as the parties thereto shall agree; provided, however, that for an Incremental Facility that is requested in connection with the financing of a Limited Condition Acquisition, the effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of only such conditions precedent as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Facilities for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Facility, unless it so agrees. The Administrative Agent and the Lenders hereby agree that, other than with respect to any Incremental Revolving Facility, the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph. Additionally, after giving effect to any Incremental Revolving Facility, each Lender’s and each Additional Lender’s, if any, Pro Rata Share of each of the Revolving Commitments and the Revolving Loans shall equal such Lender’s and such Additional Lender’s Pro Rata Share of the Aggregate Revolving Commitments after giving effect to such Incremental Revolving Facility; provided further, that in furtherance of the foregoing and on the Incremental Facility Closing Date, each Lender and each Additional Lender, if any, shall be deemed to have irrevocably sold, transferred, conveyed and assigned to each other Lender and each other Additional Lender, if any (and without, for the avoidance of doubt, increasing or decreasing the aggregate Commitments of such Lender or such Additional Lender after giving effect to such Incremental Revolving Facility), such portion of its Revolving Commitments and Revolving Loans such that, after giving effect to such assignment, each Lender and each Additional Lender, if any, shall hold a Pro Rata Share of each of the Revolving Commitments and Revolving Loans equal to such Lender’s or such Additional Lender’s Pro Rata Share of the Aggregate Revolving Commitments.

Section 2.24 Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25 Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (b) any Lender is a Defaulting Lender, (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained, (d) any Lender does not accept an Extension Offer, or (e) any Lender under a Refinanced Facility does not participate in the applicable Replacement Facility, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non‑Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26 Defaulting Lenders.

(a) Cash Collateral.

(i) At any time that there shall exist a Defaulting Lender, within two Business Days following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Dollar Equivalent of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii) The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or Section 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iv) Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (i) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.26(b) through (d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to sub-section (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any Commitment Fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).

(C) With respect to any Commitment Fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Dollar Equivalent of the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).

(c) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.

Section 2.27 Extension Offers.

(a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Facilities (each Facility subject to such an Extension Offer, an “Extension Request Facility”), in each case to extend the final maturity date of such Lenders’ respective Loans and commitments under such Facility to a later maturity date and to make one or more other Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such Extension Offer shall set forth the terms and conditions of the requested Extension Permitted Amendments, the date on which the Extension Agreement (as defined below) is requested to become effective (which date shall be acceptable to the Administrative Agent) and such other principal terms on which the Borrower proposes to enter into the Extension Agreement. Extension Permitted Amendments shall become effective only with respect to the Loans and commitments of the Lenders of the Extension Request Facility that accept the applicable Extension Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and commitments of such Extension Request Facility. No Lender shall have any obligation to accept any such Extension Offer.

(b) The Borrower, each Accepting Lender and the Administrative Agent shall execute and deliver an amendment agreement (the “Extension Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension Permitted Amendments and the terms and conditions thereof and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without need for the consent of any other Lender; provided that no Extension Agreement may alter the rights of any Lender (other than the applicable Accepting Lenders) in any manner that would not be permitted under Section 10.2 without the consent of such Lender unless such consent shall have been obtained. The effectiveness of any Extension Agreement shall be subject to such conditions precedent as the parties thereto shall agree. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of an Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or commitments of the Accepting Lenders as a new “Facility” of loans and/or commitments hereunder; provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by the Issuing Bank and the Swingline Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan under the applicable Facility as between the commitments of such new “Facility” and the remaining Revolving Commitments under the applicable Facility shall be made on a ratable basis as between the commitments of such new “Facility” and the remaining Revolving Commitments under such Facility and (ii) the Availability Period and the Maturity Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of the Issuing Bank and Swingline Lender, as applicable.

Section 2.28 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main Atlanta office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to the Administrative Agent, the Issuing Bank or any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the Issuing Bank or such Lender of any sum adjudged to be so due in such other currency the Administrative Agent, the Issuing Bank or such Lender may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Administrative Agent, the Issuing Bank or such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Issuing Bank or such Lender against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to the Administrative Agent, the Issuing Bank or any Lender in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.21, the Administrative Agent, the Issuing Bank or such Lender agrees to remit such excess to the Borrower.

Article III.

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) The Administrative Agent shall have received payment of all fees payable on or prior to the Closing Date and, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Left Lead Arranger and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Left Lead Arranger.

(b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) a certificate of the Secretary, Assistant Secretary, or other Responsible Officer of each Loan Party, attaching and certifying as to, and as applicable: (A) copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, certified as of a recent date by the Secretary of State of the jurisdiction of organization of such Loan Party, (B) copies of its bylaws, partnership agreement, limited liability company agreement, or similar organizational document, (C) the resolutions of its board of directors or other equivalent governing body, or comparable organizational authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (D) the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party, and (E) certificates of good standing from the Secretary of State of the jurisdiction of organization of such Loan Party;

(iii) a customary written opinion of Ropes & Gray LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request;

(iv) a certificate dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of any initial Revolving Borrowing, (x) no Default or Event of Default exist and (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects;

(v) projections through December 31, 2030 prepared in good faith on the basis of the assumptions stated therein;

(vi) to the extent a Revolving Borrowing is requested to be funded on the Closing Date, a duly executed Notice of Borrowing for any initial Revolving Borrowing;

(vii) to the extent a Revolving Borrowing is requested to be funded on the Closing Date, a duly executed funds disbursement letter, together with a report setting forth the sources and uses of the proceeds hereof;

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming that the Borrower and its Subsidiaries on a consolidated basis are Solvent after giving effect to the funding of any initial Revolving Borrowing and the consummation of the transactions contemplated to occur on the Closing Date;

(ix) the Guarantee and Collateral Agreement, duly executed by the Borrower and each of the Guarantors, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guarantee and Collateral Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of UCC, tax, and judgment lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties, as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Liens permitted hereunder and Liens to be terminated in accordance with the payoff letter delivered pursuant to clause (xii) below, (C) a perfection certificate, duly completed and executed by the Loan Parties, and (D) duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements;

(x) at least three (3) days prior to the date of this Agreement, all documentation and other information relating to the Loan Parties and required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering Requirements of Law, including the Patriot Act and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower;

(xi) certificates of insurance, in form and detail reasonably acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case complying with the requirements set forth in Section 5.2 of the Guarantee and Collateral Agreement; and

(xii) a payoff letter from the administrative agent for the lenders under the Existing Credit Agreement, reasonably satisfactory in form and substance to the Administrative Agent evidencing that the Existing Credit Agreement has been, or substantially concurrently with the Closing Date is being, terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been, or substantially concurrently with the Closing Date are being, released.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the

Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2 Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Revolving Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(d), as applicable, and the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);

(c) the Borrower shall have delivered the required Notice of Borrowing; and

(d) with respect to each issuance, amendment, renewal or extension of any Letter of Credit to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Each Revolving Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a) and (b) of this Section.

Section 3.3 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders.

Article IV.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:

Section 4.1 No Change. Since December 31, 2025 there has been no development or event that has had a Material Adverse Effect.

Section 4.2 Existence; Compliance With Law. Each Group Member (a) is duly organized or formed, validly existing and in good standing (in the case of Foreign Subsidiaries, solely to the extent such concepts, or the functional equivalent thereof, apply) under the laws of the jurisdiction of its organization or formation thereof, (b) has (i) all power and authority and (ii) all governmental licenses, authorizations consents and approvals, in each case, to own or lease its assets and carry on its business in which it is currently engaged, (c) is duly qualified and is licensed and, as applicable, in good standing (in the case of Foreign Subsidiaries, solely to the extent such concepts, or the functional equivalent thereof, apply) under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Requirements of Law, except in the case of (b)(ii), (c) and (d) when the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents except (i) consents, authorizations, filings and notices described on Schedule 4.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) so long as no Investment Grade Suspension Period has occurred and is continuing, the filings referred to in Section 4.20, (iii) filings required under the Exchange Act in respect of the transactions contemplated hereby, and (iv) so long as no Investment Grade Suspension Period has occurred and is continuing, consents, authorizations, filings and notices required under the laws of the jurisdiction of organization of any Foreign Subsidiary in respect of the grant of a security interest in respect of its Capital Stock pursuant to the Guarantee and Collateral Agreement or any other Security Document. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law, any Loan Party’s organizational documents, or any material Contractual Obligation of any Loan Party, except for violations that would not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents).

Section 4.5 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations of or before any Governmental Authority, pending or, to the knowledge of any Group Member, threatened in writing, at law or in equity, by or against the Borrower or any Restricted Subsidiary or against any of their properties or revenues that (a) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

Section 4.6 No Default. No Group Member is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 4.7 Ownership of Property; Liens. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Group Member has title in fee simple to, or a valid leasehold, subleasehold, license or other interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property, except for minor encumbrances and defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes is subject to any Lien except as permitted by Section 7.2.

Section 4.8 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect: each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; no claim has been asserted and is pending by any Person against any Group Member challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property of any Group Member, nor does the Borrower know of any valid basis for any such claim; and to the knowledge of the Borrower, no use by any Group Member of any of its Intellectual Property or the Collateral (if any) infringes on the intellectual property rights of any Person. Except as would not reasonably be expected to have a Material Adverse Effect, all necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property that is the subject of a registration or an application for registration have been timely paid, and all necessary documents, certificates and filings in connection with the Intellectual Property have been timely filed with the relevant Governmental Authority and internet domain name registrar(s) for the purpose of maintaining such Intellectual Property and all registrations and applications therefor.

Section 4.9 Taxes. Each Group Member has filed or caused to be filed all Federal and material state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (except any such Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (where GAAP requires such reserves) have been provided on the books of the relevant Group Member).

Section 4.10 Margin Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the regulations of the Federal Reserve Board or (b) for any purpose that violates the provisions of the regulations of the Federal Reserve Board. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.11 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been, in all material respects, paid or accrued as a liability on the books of the relevant Group Member.

Section 4.12 ERISA. Except, in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect, (a) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code relating to Single Employer Plans and Multiemployer Plans and the regulations and published interpretations thereunder and (b) no ERISA Event has occurred.

Section 4.13 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled by” an “investment company” as defined in the Investment Company Act of 1940, as amended.

Section 4.14 Subsidiaries. As of the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth on Schedule 4.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or similar equity awards granted to current or former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary.

Section 4.15 Use of Proceeds. The proceeds of the Loans shall be used for working capital and general corporate purposes, including to finance acquisitions and fund Restricted Payments.

Section 4.16 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation by any Group Member of, or could give rise to liability of any Group Member under, any Environmental Law;

(b) no Group Member has received any written or, to the knowledge of the Borrower, oral notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties during the last five years by any Group Member or, to the knowledge of the Borrower, other Person or, to the knowledge of the Borrower, any prior time in violation of, or in a manner or to a location that could give rise to liability of any Group Member under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties during the last five years by any Group Member or, to the knowledge of the Borrower, other Person or, to the knowledge of the Borrower, any prior time in violation of, or in a manner that could give rise to liability of any Group Member under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding against any Group Member or, to the knowledge of the Borrower, other Person under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, during the last five years or, to the knowledge of the Borrower, any prior time in violation of or in amounts or in a manner that could give rise to liability of any Group Member under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years and, to the knowledge of the Borrower, at all prior times been in compliance,

with all Environmental Laws, and there is no contamination at, under or about the Properties that could give rise to liability of any Group Member or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability by contract or, to the knowledge of the Borrower, operation of law, of any other Person under Environmental Laws.

Section 4.17 Accuracy of Information, Etc. No factual written statement or information contained in this Agreement, any other Loan Document or any other document or certificate furnished by or on behalf of any Group Member to the Administrative Agent, the Lenders, or any of them on or prior to the Closing Date, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (other than, for the avoidance of doubt, any estimates, projections or pro forma information), when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when made. The projections and pro forma information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as they relate to future events are subject to significant uncertainties, many of which are beyond the control of the Borrower and not to be viewed as fact or a guarantee of performance and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.

Section 4.18 Financial Statements. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2025 and the related statements of income and cash flow for the fiscal year ending on such date as heretofore furnished to the Administrative Agent, are complete and correct in all material respects and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries, on a consolidated basis, on such date. Such financial statements, including the related schedules and notes thereto, have been prepared in conformity with GAAP applied on a consistent basis, and all liabilities, direct and contingent, of the Borrower on a consolidated basis with its Subsidiaries on such date required to be disclosed pursuant to GAAP are disclosed in such financial statements.

Section 4.19 Insurance. All policies of insurance of any kind or nature owned by or issued to each Group Member, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, property and liability insurance, are (a) in full force and effect except to the extent commercially reasonably determined by the Borrower not to be necessary pursuant to clause (b) of this Section 4.19 or which are not material to the Group Member’s overall coverage and (b) are of a nature and provide such coverage as in the reasonable opinion of the Borrower, is sufficient and is customarily carried by companies of the size and character of the Group Members.

Section 4.20 Security Documents. At any time that an Investment Grade Suspension Period is not in effect:

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.20(a) in appropriate form are filed in the offices specified on Schedule 4.20(a) together with payment of any filing or recordation fees, or, with respect to after-acquired property, when the requirements set forth in Section 5.9 have been complied with, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (except for registration of and application for Intellectual Property filed outside the United States) to the extent such Lien can be perfected by the filing of financing statements under the applicable UCC, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except (x) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.2 and (y) in the case of Collateral constituting Pledged Stock, inchoate Liens arising by operation of law), in each case, to the extent required by the Guarantee and Collateral Agreement.

(b) To the extent applicable, each of the Mortgages, if any, entered into pursuant to Section 5.9(d) is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the property described therein, and when the Mortgages are filed in the appropriate offices, each such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in the subject property, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.2).

Section 4.21 Solvency. After giving effect to the occurrence of the Closing Date and the incurrence of all Indebtedness and Obligations being incurred in connection herewith, the Borrower and its Subsidiaries on a consolidated basis are Solvent.

Section 4.22 Sanctions and Anti-Corruption Laws.

The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by each Covered Entity and each of their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and the Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective employees, agents or affiliates acting on behalf of such Covered Entity, is in compliance with all applicable Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws, in all material respects. No Covered Entity nor any of its directors, officers or employees, nor, to the knowledge of any Loan Party, any agent or affiliates acting on behalf of such Covered Entity, (x) is a Sanctioned Person, or (y) does business in or with, or derives any of its income, directly or indirectly, from any Sanctioned Person or any Sanctioned Country, in each case under this clause (y), in violation of Sanctions. No borrowing of any Loan or Letter of Credit or use by any Group Member thereof will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.23 Affected Financial Institutions. Neither the Borrower nor any Subsidiary is an Affected Financial Institution.

Article V.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations (other than contingent obligations as to which no claim has been made by the Person entitled thereto) have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of the Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that, it shall and shall cause each of its Restricted Subsidiaries to:

Section 5.1 Financial Statements. Furnish to the Administrative Agent (who shall provide to each Lender):

(a) promptly after available, but in any event not later than 60 days after the end of each fiscal year of the Borrower (or, if applicable, any later date (not to exceed 120 days after the end of the applicable fiscal year of the Borrower) to which the SEC has extended the applicable deadline for the Borrower to file disclosure reports containing such financial statements), commencing with the fiscal year ending on or about December 31, 2026, a copy of the audited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case, in comparative form the figures for the previous year, reported on without a going concern qualification or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing (except for any qualification pertaining to the maturity of any Indebtedness occurring within twelve (12) months of the date of the relevant audit);

(b) promptly after available, but in any event not later than 40 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or, if applicable, any later date (not to exceed 60 days after the end of the applicable fiscal quarter year of the Borrower) to which the SEC has extended the applicable deadline for the Borrower to file disclosure reports containing such financial statements), commencing with the fiscal quarter ended on or about June 30, 2026, the unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for the previous year, certified by a Responsible Officer, on behalf of the Borrower, as being fairly stated in all material respects; and

(c) promptly after available, but in any event not later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget of the Borrower and its Subsidiaries in reasonable detail for that fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 5.1(a) (but including, in any event, a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income for such following fiscal year).

All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied (except (i) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and (ii) with respect to unaudited statements, the absence of footnote disclosure and subject to year-end audit adjustments) consistently throughout the periods reflected therein.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and each Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.2 Certificates; Other Information. Furnish to the Administrative Agent which shall make such item available to each Lender (or, in the case of clauses (f) and (g), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), (i) a certificate of the Borrower stating that the Responsible Officer executing such certificate on behalf of the Borrower has no knowledge of any Default or Event of Default except as specified in such certificate, (ii) commencing with the quarter ending June 30, 2026, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower with Article VI, including supporting calculations in reasonable detail, (iii) so long as no Investment Grade Suspension Period is continuing at such time, in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a description of any Domestic Subsidiary acquired or created, including name and jurisdiction of organization, (3) a description of any Person that has become a Loan Party, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date) and (4) notice of any amount in excess of $25,000,000 payable under or in connection with any of the Collateral being evidenced by any Instrument, Certificated Security or Chattel Paper (each as defined in the Guarantee and Collateral Agreement), (iv) (A) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements, (B) a list identifying each subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list, and (C) so long as no Investment Grade Suspension Period is continuing at such time, a list identifying each subsidiary of the Borrower which is an Immaterial Subsidiary and certifying that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary”, and (v) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Restricted Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(c) within five Business Days after the same are filed, copies of all financial statements and reports that the Borrower makes to, or files with, the SEC including any press release providing earnings guidance;

(d) to the Administrative Agent on behalf of each Lender promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that, following reasonable request of the Administrative Agent (which right to request shall be exercised no more than once during a 12-month period), any Loan Party or any ERISA Affiliate shall have promptly requested from the administrator or sponsor of a Multiemployer Plan with respect to such Multiemployer Plan;

(e) promptly after the furnishing thereof, copies of any notice of default delivered by the Borrower or any Subsidiary in respect of any Indebtedness having an aggregate outstanding principal amount of $100,000,000 or more;

(f) promptly, subject to applicable confidentiality agreements of the Group Members (which confidentiality agreements shall not be entered into for the purpose of avoiding disclosure under this clause (f)) or Requirements of Law, such reasonably available additional information regarding the business, legal, financial or corporate affairs of the Group Members as any Lender through the Administrative Agent may from time to time reasonably request; and

(g) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender (including, as applicable, an updated Beneficial Ownership Certification if the Persons identified in a previously delivered Beneficial Ownership Certification have changed and a new Beneficial Ownership Certification for any Person that becomes a Loan Party and qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and such Person has not previously delivered a Beneficial Ownership Certification) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation, as applicable.

Documents required to be delivered pursuant to Section 5.1, Section 5.2 or Section 5.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered to, and received by, the Administrative Agent and Lenders on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet, (ii) on which such documents are posted on the Borrower’s behalf on Intralinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or governmental third-party website or whether sponsored by the Administrative Agent) or (iii) on which the Borrower has filed such reports with the SEC via the EDGAR filing system; provided, that at the request of the Administrative Agent, the Borrower shall provide by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations in respect of Taxes, assessments and governmental charges or levies of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP, or, in the case of Foreign Subsidiaries, with generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization, with respect thereto have been provided on the books of the Borrower and its Restricted Subsidiaries.

Section 5.4 Maintenance of Existence; Compliance with Laws. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.3 or Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect (except in the case of Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, with respect to which compliance shall be in all material respects).

Section 5.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except as would not reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on its material property in at least such amounts and against at least such risks (but including in any event public liability and product liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, (c) take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect and (d) if (x) any improved portion of any real property subject to a Mortgage is at any time located in a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Program and (y) the Administrative Agent shall have delivered notice(s) to the relevant Loan Party pursuant to applicable flood insurance laws and regulations stating that such mortgaged property is located a Special Flood Hazard Area with respect to which such flood insurance has been made available, then the Borrower shall, or shall cause such Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the National Flood Insurance Program and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender through the Administrative Agent, in each case, subject to the limitations of reasonable confidentiality agreements not entered into for the purpose of avoiding obligations under this Section 5.6, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and managerial employees of the Group Members and with their independent certified public accountants; provided that an officer of the Borrower shall be provided reasonable opportunity to participate in any such discussion with the accountants; provided further that such inspections shall be coordinated through the Administrative Agent so that in the absence of an Event of Default, not more than one such inspection shall occur in any calendar year. The Administrative Agent and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 5.6 so as to minimize the disruption to the business of the Borrower and its Restricted Subsidiaries resulting therefrom.

Section 5.7 Notices. Upon a Responsible Officer learning of the same, promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any litigation or proceeding against any Loan Party (i) that has had or which would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Event(s) that have occurred, has had or would reasonably be expected to have a Material Adverse Effect; and

(d) so long as no Investment Grade Suspension Period is continuing at such time, the occurrence of any Material Adverse Effect on the aggregate value of the Collateral or on the security interests created by the Security Documents.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

Section 5.8 Environmental Laws. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) comply with, and take all commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take all commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided, however, that no Loan Party shall be deemed in violation of this Section 5.8(b) if it promptly challenges any such order or directive and pursues such challenge or challenges, and the pendency of such challenges, in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 5.9 Additional Collateral, etc.

(a) (1) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any real property or property described in paragraph (b) below, (y) any property constituting Excluded Property and (z) any property with respect to which the Administrative Agent determines that the cost or burden of subjecting such property to a Lien under the Security Documents is disproportionate to the value of the collateral security afforded thereby) or (2) upon the designation of any Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary (which is not an Excluded Subsidiary), as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly upon request by the Administrative Agent (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject to (x) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.2 and (y) in the case of Collateral constituting Pledged Stock, inchoate Liens arising by operation of law) security interest under the laws of the United States in such property, including the filing of Uniform Commercial Code financing statements in such domestic jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent; provided that, the Loan Parties shall have no obligations under this Section 5.9(a) during the continuance of an Investment Grade Suspension Period.

(b) Other than during the continuance of an Investment Grade Suspension Period, promptly (and in any event not later than 45 days after the delivery of any financial statements under Section 5.1(a) or 5.1(b), with respect to Capital Stock of any Subsidiary included in such financial statements, which period may be extended by the Administrative Agent from time to time in its discretion), cause (A) all of the Capital Stock (other than Excluded Property) owned by any Loan Party to be pledged to the Administrative Agent, pursuant to an amendment to the Security Documents and/or the schedules thereto if reasonably requested by the Administrative Agent, and (B) together therewith, (x) the original certificates evidencing such pledged Capital Stock to be delivered to the Administrative Agent, together with appropriate powers executed in blank and (y) if and to the extent reasonably requested by the Administrative Agent, the Administrative Agent to receive legal opinions of counsel to the Borrower reasonably acceptable to the Administrative Agent covering such matters in respect of such pledges as the Administrative Agent so requests.

(c) Other than during the continuance of an Investment Grade Suspension Period, promptly (and in no event later than 45 days after the delivery of any financial statements under Section 5.1(a) or 5.1(b), with respect to any Subsidiary included in such financial statements, which period may be extended by the Administrative Agent from time to time in its discretion), cause (i) each of the Borrower’s direct or indirect Domestic Subsidiaries (other than an Excluded Subsidiary), to become a Guarantor and Grantor (as defined in the Guarantee and Collateral Agreement) by executing and delivering a joinder or assumption agreement to the Guarantee and Collateral Agreement in a form reasonably requested by the Administrative Agent if such Subsidiary is not then a Guarantor, (ii) to be delivered to the Administrative Agent a certificate of a Responsible Officer of such Subsidiary, attaching and certifying as to, and as applicable: (w) its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents, certified as of a recent date to the delivery thereof by the Secretary of State of the jurisdiction of organization of such Subsidiary, (x) its bylaws, partnership agreement, limited liability company agreement, or similar organizational document, (y) resolutions of its board of directors or other equivalent governing body and authorizations authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Subsidiary executing the Loan Documents to which it is a party, and (z) certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Subsidiary, and (iii) if and to the extent reasonably requested by the Administrative Agent, to be delivered to the Administrative Agent opinions of counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, covering such matters in respect of such new Guarantor and Grantor as the Administrative Agent so requests.

(d) With respect to any fee simple interest in any real property having a fair market value (together with improvements thereof) in the good faith estimation of the Borrower of at least $10,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.2(g)), other than during the continuance of an Investment Grade Suspension Period, promptly and in any event within 90 days after the later of (x) such acquisition and (y) the date on which the Administrative Agent receives each Lender confirmation of satisfactory competition of any applicable flood due diligence with respect to such real property (or such later times as the Administrative Agent may agree in its sole discretion), (i) execute and deliver a Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, creating a Lien on such real property prior and superior in right to all other Liens on such real property (except Liens permitted by Section 7.2), (ii) if reasonably requested by the Administrative Agent, provide the Administrative Agent, for the benefit of the Secured Parties, with (1) title searches in respect of such real property as well as a current map or plat of an as-built survey thereof, together with a surveyor’s certificate, (2) title insurance policies reasonably satisfactory in form and substance to the Administrative Agent, (3) recently prepared environmental site assessment reports, in each case together with letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to the Administrative Agent, authorizing the Administrative Agent and the Lenders to rely on such reports, and (4) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) deliver a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination and evidence of Federal Flood Insurance satisfying the requirements of Section 5.5 and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary in this Agreement or the Loan Documents, no Mortgage will encumber improved real property that is located in Special Flood Hazard Area in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 5.5 and each Lender has confirmed to the Administrative Agent satisfactory completion of its flood due diligence with respect to such improved real property.

(e) Without limiting the foregoing, other than during the continuance of an Investment Grade Suspension Period, the Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. Notwithstanding the foregoing, anything in this Agreement or any other Loan Document to the contrary, no Loan Party will be required to deliver control agreements with respect to the Collateral or to take any action necessary under the laws of any foreign jurisdiction to create or perfect a Lien or, in each case, be considered in breach of or non-compliance with any representation or warranty or covenant herein or in any Loan Document as a result thereof.

Section 5.10 Designation of Subsidiaries. The board of directors (or equivalent governing body) of the Borrower may at any time after the Closing Date designate (or redesignate) any Subsidiary (or in connection with any contemplated Investment, a Person that upon such Investment and but for designation as an Unrestricted Subsidiary would be a Restricted Subsidiary) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) the Borrower shall be in pro forma compliance with Article VI hereof, (iii) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Borrower or hold any Indebtedness of or any Lien on any property of the Borrower or its Restricted Subsidiaries, and (iv) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any item of Material Intellectual Property unless such Intellectual Property is no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries, as determined in the exercise of the Borrower’s or the applicable Restricted Subsidiary’s reasonable business judgment. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by the Borrower (and such designation shall only be permitted to the extent such Investment is permitted under Section 7.6). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, of Investments of such Subsidiary, Indebtedness of such Subsidiary, and Liens on the assets of such Subsidiary existing at such time; provided that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s “Investment” in such Restricted Subsidiary at the time of such re-designation, less (b) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Borrower’s equity therein at the time of such re-designation.

Section 5.11 Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by each Covered Entity and each of their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 5.12 Margin Regulations. Not to use any of the proceeds of any Loans or any other extensions of credit hereunder (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the regulations of the Federal Reserve Board or (b) for any purpose that violates the provisions of the regulations of the Federal Reserve Board.

Section 5.13 Post-Closing Obligations. The Borrower shall deliver, or cause to be delivered, the agreements, instruments and other documents set forth on Schedule 5.13 within the applicable time periods specified therein or in each case, such later date as may be agreed by the Administrative Agent in its sole discretion.

Article VI.

FINANCIAL COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full (other than contingent obligations as to which no claim has been made by the Person entitled thereto) and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of the Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that, it shall not, and shall not permit any of its Restricted Subsidiaries to:

Section 6.1 Consolidated Leverage Ratio. Commencing with the fiscal quarter ending on or around September 30, 2026, (a) permit, on the last day of any fiscal quarter, the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to exceed 3.50:1.00 or (b) solely to the extent that a Material Acquisition occurs during any fiscal quarter in which the Consolidated Leverage Ratio is tested (the fiscal quarter in which such Material Acquisition occurs, the “Applicable Fiscal Quarter”), permit, on the last day of such Applicable Fiscal Quarter and on the last day of each of the immediately following three fiscal quarters (such period of time, the “Modified Leverage Period”), the Consolidated Leverage Ratio for the four consecutive fiscal quarters of the Borrower ending with each such fiscal quarter end date to exceed 4.00:1.00 (it being understood and agreed that after the Modified Leverage Period ends, the Borrower shall be required to maintain the minimum Consolidated Leverage Ratio set forth in the preceding clause (a) unless another Material Acquisition occurs and this clause (b) applies for such Material Acquisition).

Section 6.2 Interest Coverage Ratio. Except during an Investment Grade Suspension Period, permit, on the last day of any fiscal quarter beginning with September 30, 2026, the Interest Coverage Ratio for the four consecutive fiscal quarters of the Borrower ending with such fiscal quarter end date to be less than 2.50:1.00.

Article VII.

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations (other than contingent obligations as to which no claim has been made by the Person entitled thereto) have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of the Issuing Bank, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that, it shall not, and shall not permit any of its Restricted Subsidiaries to:

Section 7.1 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness thereof, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) intercompany Indebtedness incurred pursuant to any Investment permitted by Section 7.6(f), (l) or (m);

(c) Guarantee Obligations incurred in the ordinary course of business or with respect to Indebtedness permitted pursuant to this Agreement;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.1(d);

(e) Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 7.2(g) in an aggregate outstanding principal amount not to exceed at any time (x) $50,000,000, plus (y) an amount such that, subject to Section 1.3(d) (to the extent applicable) immediately after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof, the Consolidated Secured Leverage Ratio, calculated on a pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered hereunder prior thereto, would not exceed 3.25:1.00;

(f) Indebtedness of the Borrower or any Restricted Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, customs, appeal, performance, bid and surety bonds and completion guaranties, deferred insurance premiums, and similar obligations, in each case in the ordinary course of business;

(g) Indebtedness of the Borrower or any Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(h) letters of credit issued for the account of the Borrower or any Restricted Subsidiaries, so long as the sum of (i) the aggregate undrawn face amount thereof, (ii) any unreimbursed obligations in respect thereof and (iii) the aggregate amount of pledges and deposits made pursuant to Section 7.2(t) below does not exceed the LC Commitment Amount at any time;

(i) Indebtedness of a joint venture as long as such Indebtedness is non-recourse to the Borrower or any other Restricted Subsidiary of the Borrower (other than a Restricted Subsidiary the sole assets of which are the equity interests in one or more joint ventures); provided that notwithstanding the foregoing joint ventures may create, incur or assume Indebtedness with recourse to the Borrower or any other Restricted Subsidiary of the Borrower not to exceed $50,000,000 in an aggregate principal amount at any one time outstanding;

(j) Indebtedness incurred by any Foreign Subsidiary in an aggregate outstanding principal amount for all such Foreign Subsidiaries at the close of business on any day not to exceed $50,000,000;

(k) secured Indebtedness of the Borrower or any Restricted Subsidiaries (which may be guaranteed by the Guarantors) containing, in the good faith judgment of the Borrower, then current market terms and conditions for similarly situated companies (but which terms and conditions shall not directly and explicitly restrict the ability of the Group Members to perform their obligations under the Loan Documents in any material respect or the ability of the Borrower to repay the Loans); provided that (i) no Event of Default exists or would result from the incurrence thereof, (ii) subject to Section 1.3(d) (to the extent applicable) immediately after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof the Consolidated Secured Leverage Ratio calculated on a pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered, would not exceed 3.25:1.00, (iii) in the case of syndicated or bilateral credit agreements, indentures or note purchase agreements, any negative or financial covenants applicable to such agreements that are more restrictive (with respect to any indenture or note purchase agreement, taken as a whole) than those contained in this Agreement shall be deemed to be incorporated in this Agreement, mutatis mutandis, (iv) the final scheduled maturity date of such Indebtedness is no earlier than the Maturity Date and the weighted average life to maturity of such Indebtedness is equal to or longer than the remaining average weighted life of the Revolving Facility (other than for nominal amortization of 5% or less of the principal amount of such Indebtedness per year) and (v) such Indebtedness shall not be guaranteed by any Person that is not a Guarantor and shall not be secured by any assets other than the Collateral; provided, further, any Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor shall, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor in reliance on clause (o), not exceed $100,000,000 at any one time outstanding;

(l) Indebtedness of the Borrower or any of its Restricted Subsidiaries acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(m) contingent obligations with respect to customary indemnification obligations in favor of sellers (and Affiliates or assignees thereof) in connection with Acquisitions permitted under Section 7.6 and purchasers (and Affiliates or assignees thereof) in connection with Dispositions permitted under Section 7.4;

(n) provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Indebtedness which serves to refund, replace, extend repurchase, redeem or refinance any Indebtedness permitted under paragraphs (d), (e), (k), (l) or (o) of this Section, or any Indebtedness issued to so refund, replace, extend, repurchase or refinance such Indebtedness, including, in each case, additional Indebtedness incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Permitted Refinancing Indebtedness”) at or prior to its respective maturity; provided, however, that:

(i) the weighted average life to maturity of such Permitted Refinancing Indebtedness shall not be shorter than the weighted average life to maturity of such refinanced Indebtedness at the time of such refunding or refinancing;

(ii) to the extent such Permitted Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Obligations, such Permitted Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refunded or refinanced;

(iii) such Permitted Refinancing Indebtedness shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced, extended, repurchased, redeemed or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

(iv) the obligors in respect of such Permitted Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) were obligors in respect of the Indebtedness being refinanced; and

(v) any Liens securing such Permitted Refinancing Indebtedness are not extended to any property which does not secure the Indebtedness being refinanced and, if the Liens securing the Indebtedness being refinanced are subject to intercreditor arrangements with the Lenders, any Liens securing such Permitted Refinancing Indebtedness are subject to intercreditor arrangements at least as favorable (taken as a whole) to the Administrative Agent and the Lenders as the intercreditor arrangements applicable to the Indebtedness being refinanced;

(o) unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries and unsecured Guarantee Obligations of any Guarantor in respect of such unsecured Indebtedness; provided that (i) no Event of Default exists or would result from the incurrence thereof and (ii) subject to Section 1.3(d) (to the extent applicable) immediately after giving effect to the incurrence of any such Indebtedness and the use of proceeds thereof, the Consolidated Leverage Ratio, calculated on a pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered prior thereto, would not exceed 3.50:1.00; provided, that (x) such Indebtedness shall not be guaranteed by any Person that is not a Guarantor and (y) any Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor shall, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Guarantor in reliance on clause (k), not exceed $100,000,000 at any one time outstanding;

(p) to the extent constituting Indebtedness, obligations under treasury, depositary or other cash management services entered into in the ordinary course of business; and

(q) Indebtedness in respect of letters of credit in an aggregate face amount not exceeding $5,000,000 (or such greater amount solely to the extent resulting from fluctuations in currency exchange rates) at any one time outstanding.

Section 7.2 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that reserves with respect thereto (if required by, and to the extent required by, GAAP) are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization);

(b) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier, construction or other like Liens in the ordinary course of business that are not overdue for a period of more than 45 days or that are being bonded or contested in good faith by appropriate proceedings;

(c) (i) pledges or deposits made in connection with workers’ compensation, unemployment insurance and other social security legislation and similar laws or regulations, and (ii) Liens (A) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (B) in favor of a banking institution or financial intermediary, encumbering amounts credited to deposit or securities accounts (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts;

(d) pledges and deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;

(e) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, mortgage rights, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries, taken as a whole;

(f) Liens in existence on the Closing Date and listed on Schedule 7.2(f) and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Restricted Subsidiaries;

(g) Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 7.1(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Restricted Subsidiaries;

(h) Liens (i) created pursuant to the Loan Documents or (ii) granted in favor of the Issuing Bank pursuant to arrangements designed to eliminate the Issuing Bank’s risk with respect to any Defaulting Lender’s or Defaulting Lenders’ participation in Letters of Credit, as contemplated by Section 2.26;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens with respect of leases, licenses, sublicenses or subleases granted to others not interfering in any material respect with the businesses of the Borrower or any of its Subsidiaries;

(k) Liens with respect to operating leases not prohibited under this Agreement and entered into in the ordinary course of business;

(l) Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Subsidiaries) 5.0% of Consolidated Assets as

determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to the incurrence thereof;

(m) Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted under Section 7.1(j);

(n) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(o) Liens on the assets of joint ventures and their Subsidiaries (and Restricted Subsidiaries the sole assets of which are the equity interests in one or more joint ventures) securing obligations of such Persons that are not prohibited by Section 7.1;

(p) attachment, judgment or other similar Liens securing judgments or decrees not constituting an Event of Default under Section 8.1(h) or securing appeal or other surety bonds related to such judgments or decrees;

(q) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;

(r) statutory Liens and rights of offset, revocation, refund or chargeback arising in the ordinary course of business of the Borrower and its Restricted Subsidiaries;

(s) cash collateral supporting letters of credit permitted pursuant to Section 7.1 in an aggregate amount not exceeding 105% of the aggregate fact amounts thereof;

(t) pledges of cash or Cash Equivalents or deposits of cash or Cash Equivalents made to support any obligations of the Group Members (including cash collateral to secure obligations under letters of credit permitted pursuant to Section 7.1(h)) so long as (without duplication) the sum of (i) the aggregate undrawn face amount of letters of credit permitted pursuant to Section 7.1(h) above, (ii) any unreimbursed obligations in respect of letters of credit permitted pursuant to Section 7.1(h) above and (iii) the aggregate amount of such pledges and deposits does not exceed the limit set forth in Section 7.1(h);

(u) Liens on the Collateral securing Indebtedness (and interest and related obligations) permitted under clause (k) of Section 7.1 as long as such Liens are subject to a Market Intercreditor Agreement or an intercreditor agreement otherwise reasonably satisfactory to the Administrative Agent;

(v) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.1(l), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Restricted Subsidiaries and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Restricted Subsidiaries;

(w) Liens securing obligations in respect of cash pooling, treasury, depositary and other cash management arrangements entered into in the ordinary course of business;

(x) Liens arising in connection with Escrow Funding Arrangements;

(y) Liens securing Indebtedness incurred to finance deferred insurance premiums permitted under Section 7.1(f), provided that such Liens shall be permitted only with respect to unearned premiums and dividends which may become payable under the relevant insurance policies and loss payments which reduce the unearned premiums under such insurance policies; and

(z) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

Section 7.3 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary may be merged, consolidated with or into or transferred to the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with, into or to any other Subsidiary (provided that, if any such Subsidiary is a Guarantor, either (x) (i) the Guarantor shall be the continuing or surviving Person or (ii) simultaneously with the applicable merger or consolidation, the continuing Person shall become a Guarantor or (y) if the continuing or surviving Person will not be a Guarantor, the Investment of the assets of the Loan Party in and to the Subsidiary that is not a Loan Party is permitted under Section 7.6);

(b) any Subsidiary that is not a Loan Party may be merged, consolidated, amalgamated, liquidated, wound-up or dissolved or all or substantially all of its property or business Disposed of with, into or to a Restricted Subsidiary that is not a Loan Party;

(c) any Restricted Subsidiary may Dispose of any or all of its assets to the Borrower or any Guarantor (upon voluntary liquidation or otherwise);

(d) any Disposition otherwise permitted pursuant to Section 7.4 may be completed; and

(e) any Permitted Acquisition otherwise permitted pursuant to Section 7.6 may be completed.

Section 7.4 Disposition of Property. Dispose of any of its property, including Intellectual Property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of property that the Borrower or any Restricted Subsidiary reasonably determines is obsolete, surplus, worn out, or no longer useful in its business, or is replaced in the ordinary course of business, including the lease or sublease of excess or unneeded real property;

(b) the Disposition of inventory, internally manufactured test systems or cash or Cash Equivalents in the ordinary course of business;

(c) Dispositions permitted by Section 7.3, Restricted Payments permitted by Section 7.5 and Investments permitted by Section 7.6;

(d) the Disposition or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Guarantor;

(e) assignments and licensing and cross-licensing arrangements of technology or other Intellectual Property in the ordinary course of business or the discontinuance, forfeiture, abandonment or other disposition of any item of Intellectual Property that is no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries, as determined in the exercise of the Borrower’s or the applicable Restricted Subsidiary’s reasonable business judgment;

(f) the Disposition of any property or assets, or the issuance of any Restricted Subsidiaries’ Capital Stock, (i) to any Loan Party and (ii) by any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor;

(g) transfers of property as a result of any Recovery Event;

(h) leases, occupancy agreements and subleases of property in the ordinary course of business;

(i) the Disposition of receivables and customary related assets pursuant to factoring programs on customary market terms for such transactions and with respect to receivables of, and generated by, Foreign Subsidiaries;

(j) the Disposition of other property (other than receivables and customary related assets) having a net book value not to exceed 25.0% of Consolidated Assets (as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to the Disposition thereof) in the aggregate during any fiscal year of the Borrower; provided, however, with respect to any such Dispositions of property pursuant to this clause (j) having a net book value in excess of 10.0% of the Consolidated Assets (as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to the Disposition thereof), such Dispositions shall only be permitted if (x) not less than 75% of the aggregate sale price from such Disposition shall be paid in cash or Cash Equivalents and (y) the Borrower shall be in pro forma compliance with each of the financial covenants set forth in Article VI after giving effect to such Disposition and recomputed for the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder; provided, however, that for the purposes of this clause (j), the following shall be deemed to be Cash Equivalents: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (i) are assumed by the transferee with respect to the applicable Disposition or (ii) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries) and, in each case, for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities, notes or other obligations or assets received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of the applicable Disposition;

(k) Disposition of assets acquired pursuant to a Permitted Acquisition that constitute “non-core assets” within 365 days after the consummation of such Permitted Acquisition; provided, that not less than 75% of the aggregate sale price from such Disposition shall be paid in cash or Cash Equivalents;

(l) Dispositions of Unrestricted Subsidiaries; and

(m) discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof.

Notwithstanding anything set forth in this Section 7.4 to the contrary, in no event shall any Loan Party make any Disposition that constitutes a Material IP Separation Transaction.

Section 7.5 Restricted Payments. (A) Declare or pay any dividend (other than dividends payable solely in Qualified Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Restricted Subsidiary of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Restricted Subsidiary of the Borrower; or (B) make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the principal of any Junior Indebtedness (other than (i) scheduled payments of principal, (ii) customary mandatory prepayments, mandatory repurchases and mandatory redemptions and (iii) refinancing thereof from the Net Cash Proceeds of Indebtedness permitted by Section 7.1 or Capital Stock of the Borrower other than Disqualified Stock) ((A), and (B), collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to any Loan Party;

(b) any Restricted Subsidiary may make Restricted Payments to the Group Member that is its parent company so long as, in the case of any Restricted Payment made by a Loan Party, such parent company is also a Loan Party;

(c) any Restricted Subsidiary may make Restricted Payments with respect to the Capital Stock of such Restricted Subsidiary; provided that each Group Member shareholder of such Restricted Subsidiary receives at least its ratable share thereof;

(d) the Borrower may make Restricted Payments of the type described in clause (A) set forth in the introductory paragraph of this Section 7.5, within 60 days after the date of declaration thereof, as long as at such declaration date (x) no Default or Event of Default existed (or would exist if such Restricted Payment were made on such date) and (y) subject to Section 1.3(d) (to the extent applicable) and giving pro forma effect to such declared Restricted Payment, the Borrower shall be in compliance with each of the financial covenants in Article VI, calculated on a pro forma basis for the period of four consecutive fiscal quarters ended prior to such declaration date for which financial statements have been delivered hereunder prior thereto;

(e) as long as (x) no Default or Event of Default exists immediately before or after giving effect thereto, (y) subject to Section 1.3(d) (to the extent applicable) and immediately after giving effect to such Restricted Payment, the Borrower shall be in compliance with Section 6.2 (calculated on pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered hereunder prior thereto), and (z) subject to Section 1.3(d) (to the extent applicable) and after giving effect to such Restricted Payment, the Consolidated Leverage Ratio, calculated on pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered hereunder prior thereto, would not exceed 2.75:1.00, the Borrower may make Restricted Payments of the type described in clause (B) set forth in the introductory paragraph of this Section 7.5;

(f) the Borrower and its Restricted Subsidiaries may make Investments permitted by Section 7.6;

(g) the Borrower may deliver common stock or preferred stock or other equity securities that constitute Qualified Stock of the Borrower to holders upon conversion or exchange of any convertible preferred stock of the Borrower; and

(h) the Borrower may enter into any Permitted Bond Hedge Transaction.

Notwithstanding anything set forth in this Section 7.5 to the contrary, in no event shall any Loan Party make any Restricted Payment that results in a Material IP Separation Transaction.

Section 7.6 Investments. Make any Investment except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash or Cash Equivalents;

(c) Guarantee Obligations (of Indebtedness or otherwise) not prohibited by Section 7.1;

(d) loans and advances to employees or directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses);

(e) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.4(j);

(f) intercompany Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Guarantor, (ii) by any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor, (iii) a Loan Party consisting of the contribution or transfer of Capital Stock of a Foreign Subsidiary held by such Loan Party to a Foreign Subsidiary and (iv) by any Loan Party in any Subsidiary that is not a Loan Party; provided that the aggregate amount of Investments permitted under clause (iv) shall not exceed 5.0% of Consolidated Assets as determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder prior to the making thereof;

(g) Investments consisting of Indebtedness permitted by Section 7.1 (other than clause (b) thereof);

(h) prepaid expenses and lease, utility, workers, compensation, performance and other similar deposits made in the ordinary course of business;

(i) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(j) Investments in existence as of the Closing Date;

(k) Hedging Transactions permitted by Section 7.8;

(l) (x) Permitted Acquisitions and (y) Investments in connection with actual or contemplated Permitted Acquisitions; provided that the aggregate amount of Investments permitted by Loan Parties in non-Loan Parties under this sub-clause (y) shall not exceed 25.0% of Consolidated Assets as determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder prior to the making thereof;

(m) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount not to exceed 10.0% of Consolidated Assets as determined as of the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder prior to the making thereof;

(n) Investments permitted by Section 7.5;

(o) Investments by the Borrower in any Permitted Bond Hedge Transaction;

(p) [reserved]; and

(q) additional Investments so as long as (x) no Event of Default exists immediately before or after giving effect to such Investment (or, solely with respect to a Limited Condition Acquisition, no Event of Default existed as of the date the definitive acquisition agreement for such Limited Condition Acquisition was entered into), and (y) after giving effect to such Investment, the Consolidated Leverage Ratio, calculated on pro forma basis for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered hereunder prior thereto, would not exceed 3.50:1.00.

Notwithstanding anything set forth in this Section 7.6 to the contrary, in no event shall any Loan Party make any Investment that results in a Material IP Separation Transaction.

Section 7.7 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions among Group Members) unless such transaction (a) is otherwise permitted under this Agreement, (b) is upon fair and reasonable terms substantially as favorable to the relevant Group Member than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate; or (c) involves any Lender or Administrative Agent (or their Affiliates) in its capacity as Lender or Administrative Agent under this Agreement.

Section 7.8 Swap Agreements. Enter into any Hedging Transactions for speculative purposes (rather than risk mitigation); provided, however, that for the avoidance of doubt this Section 7.8 shall not prohibit any Permitted Call Spread Transaction.

Section 7.9 Accounting Changes. Make, or permit any of its Restricted Subsidiaries to make, any significant change in accounting treatment or reporting practices, except as required by GAAP, or permit the fiscal year of the Borrower to end on a day other than December 31.

Section 7.10 Negative Pledge Clauses. Enter into or permit to exist or become effective any agreement that prohibits or limits (other than a dollar limit; provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the obligations under the Loan Documents in full) the ability of the Borrower or any Domestic Subsidiary that is a Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby or any other secured obligation permitted by Section 7.2(c), (d), (g), (t), or (v) (in which case, any prohibition or limitation shall only be effective against (x) in the case of purchase money Liens or Capital Lease Obligations, the assets financed thereby and proceeds thereof and (y) in the case of other secured obligations, the specific assets subject to the Lien securing such obligation), (c) (i) any agreements governing Indebtedness permitted by Section 7.1(k) and any Guarantee Obligations with respect thereto or any Permitted Refinancing Indebtedness in respect thereof (provided that such prohibitions or limitations contained in any agreement referred to in this clause (c)(i) are not materially more restrictive, when taken as a whole, than Section 7.2 hereof) and (ii) any agreement governing any Indebtedness existing as of the Closing Date and any agreement governing any Permitted Refinancing Indebtedness of such Indebtedness existing as of the Closing Date (provided that such prohibitions or limitations contained therein are not materially more restrictive, when taken as whole, than those (if any) in the agreement governing such Indebtedness as of the Closing Date), (d) customary provisions in joint venture agreements and similar agreements and any agreement with respect to Indebtedness primarily incurred to finance the acquisition of an interest in a joint venture that restrict the transfer or encumbrance of assets of, or equity interests in, the applicable joint ventures, (e) any agreement governing letters of credit issued in accordance with Section 7.1(h) or Bank Products, or Hedging Transactions, in any such case, containing provisions not more restrictive that the provisions of this Agreement, (f) licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (g) customary restrictions in any agreements governing Indebtedness of a joint venture which prohibit the pledge of the assets of, or equity interests in, such joint venture, (h) customary restrictions and conditions contained in any agreement relating to the Disposition of any property permitted under or not prohibited by Section 7.4 pending the consummation of such Disposition, (i) restrictions that exist in any agreement in effect at the time a Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary and such restriction applies only to the assets of such Subsidiary and (j) restrictions entered into during the continuance of an Investment Grade Suspension Period.

Section 7.11 Clauses Restricting Subsidiary Distributions. Enter into or permit to exist or become effective any contractual consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Loan Party, (b) make loans or advances to, or other Investments in, the Borrower or any other Loan Party or (c) transfer any of its assets to the Borrower or any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, any agreements governing Indebtedness permitted by Section 7.1(k) or (o) and any agreement governing Permitted Refinancing Indebtedness in respect thereof (provided that such prohibitions or limitations contained therein, when taken as a whole, are not materially more restrictive than the equivalent restrictions in this Agreement) and any agreement governing any Indebtedness existing as of the Closing Date and any agreement governing any Permitted Refinancing Indebtedness of such Indebtedness existing as of the Closing Date (provided that such prohibitions or limitations contained therein are, when taken as a whole, are not materially more restrictive than those in the agreement governing such Indebtedness as of the Closing Date), (ii) customary provisions in joint venture agreements and similar agreements that restrict the transfer of equity interests in joint ventures (in which case such restrictions shall relate only to assets of, or equity interests in, such joint venture or any holding company which may hold the Capital Stock of such joint venture), (iii) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property); (iv) restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the capital stock or assets to be sold and such sale is permitted hereunder, (v) with respect to restrictions described in clause (a) of this Section 7.11, restrictions contained in agreements governing Indebtedness permitted by Section 7.1 hereof, (vi) with respect to restrictions described in clause (c) of this Section 7.11, restrictions contained in agreements governing Indebtedness permitted by Section 7.1(i) (as long as such restrictions apply to the property financed thereby) and (k) hereof (as long as such restrictions apply only to the assets of the applicable joint venture), (vii) any restriction existing by reason of any holder of a Lien permitted by Section 7.2 restricting the transfer of the property subject thereto, (viii) any restriction and condition contained in any agreement relating to the Disposition of any property not prohibited by Section 7.4 pending the consummation of such Disposition, (ix) any restriction in any agreement in effect at the time a Subsidiary becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary, (x) any restriction in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition and permitted pursuant to Section 7.1(l), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (xi) any encumbrances or restrictions entered into during the continuance of an Investment Grade Suspension Period, and (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iv), (ix) or (x) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided further that this Section 7.11 shall not apply to encumbrances or restrictions pursuant to the terms governing Indebtedness of any Foreign Subsidiary provided that such encumbrances or restrictions shall be limited to the assets of such Foreign Subsidiary.

Section 7.12 Lines of Business. Enter into any material business, either directly or through any Restricted Subsidiary, except for those businesses (a) in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or are identified on Schedule 7.12 or (b) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof.

Section 7.13 Use of Proceeds. Use the proceeds of the Loans for purposes other than those described in Section 4.15. The Borrower will not, and will not permit any Subsidiary to, request any Loan or Letter of Credit or, directly or knowingly indirectly, use the proceeds of any Loan or any Letter of Credit (i)(a) to fund or facilitate any activities or business of, with, or for the benefit of any Sanctioned Person and (b) to fund or facilitate any activities or business of or in any Sanctioned Country, (ii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws or (iii) in any other manner that would result in a violation by any party hereto of any Sanctions.

Article VIII.

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing on or after the occurrence of the Closing Date:

(a) the Borrower shall fail to pay in the currency required hereunder (i) any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; (ii) any interest on any Loan payable under this Agreement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or (iii) any fee or any other amount (other than an amount payable under the preceding clauses (i) and (ii) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(b) any representation or warranty made or deemed made by any Group Member herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except that such materiality qualifier shall not be applicable to any representations, warranties, certificates or statements that already are qualified or modified by materiality in the text thereof) on or as of the date made or deemed made; or

(c) any Group Member shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a), Section 5.13, Article VI or Article VII of this Agreement; or

(d) any Group Member shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 consecutive days after the earlier of (i) notice thereof from the Administrative Agent or the Required Lenders to the Borrower or (ii) any Responsible Officer of the Borrower becomes aware of such default; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation with respect to principal of any Indebtedness described in clause (a), (c) or (e) of the definition thereof, but excluding the Loans or any intercompany Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (excluding, in the case of any Permitted Convertible Indebtedness, any event or condition that would permit the holder or beneficiary of such Permitted Convertible Indebtedness to convert such Permitted Convertible Indebtedness into cash, shares of the Borrower’s common stock or a combination thereof, in each case to the extent permitted hereunder), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) (x) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount (or the Net Mark-to-Market Exposure, as applicable) of which exceeds in the aggregate $100,000,000, and (y) shall cease to constitute an Event of Default following the cure or waiver of any such default under such Indebtedness prior to the exercise of any remedies by the Administrative Agent or the Required Lenders pursuant to this Section 8.1; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 consecutive days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the board of directors (or equivalent governing body) of the Borrower shall authorize any action set forth in clause (i) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Single Employer Plan; (iii) the PBGC shall institute proceedings to terminate any Single Employer Plan(s); (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member imposing thereon in the aggregate a liability (excluding any amounts paid or covered by insurance as to which the relevant insurance company has not denied coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or Liens created by the Loan Documents with respect to a material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby, other than, in any such case, by reason of the release thereof in accordance with the terms of the Loan Documents; or

(j) a Change in Control shall occur or exist;

then, and in every such event (other than an event with respect to the Borrower described in subsection (f) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in subsection (f) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2 Application of Proceeds from Collateral. After the exercise of remedies provided for in Section 8.1 upon the occurrence and during the continuance of an Event of Default (or after the Obligations have become immediately due and payable as set forth in Section 8.1), any amounts received on account of the Obligations shall (subject to the provisions of Section 2.26) be applied as follows:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with (x) the preservation of Collateral or the Administrative Agent’s security interest in the

Collateral or (y) the enforcement of rights and remedies of the Secured Parties under the Loan Documents, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Hedging Obligations;

(f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 105% of the Dollar Equivalent of the LC Exposure after giving effect to the foregoing clause fifth; and

(g) seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be; provided that, if the Administrative Agent is a Bank Product Provider or Lender-Related Hedge Provider, such written notice and additional documentation shall not be required. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Article IX.

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of the Administrative Agent.

(a) Each Lender irrevocably appoints PNC as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

(c) It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2 Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required

Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrower (or, if a successor Administrative Agent has been appointed in accordance with the terms hereof prior to the end of such 30-day period, such shorter period of time). Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents (other than its confidentiality obligations under Section 10.11); and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan

Documents. If, within 30 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (other than its confidentiality obligations under Section 10.11) and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Borrower and the Required Lenders appoint a successor Administrative Agent as provided above (with the approval of the Borrower if so required pursuant to the terms above). After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.9 The Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.14 and Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Security Documents and any subordination agreements or intercreditor agreements contemplated by, or expressly permitted by, this Agreement) other than this Agreement.

Section 9.11 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the Dollar Equivalent of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been made by the Person entitled thereto and Cash Collateralized reimbursement obligations), (ii) to the extent necessary or appropriate to permit consummation of any transaction not prohibited by any Loan Document, (iii) upon any Investment Grade Rating Trigger Date or (iv) if approved, authorized or ratified in writing in accordance with Section 10.2;

(b) to release any Loan Party from its obligations under the applicable Security Documents (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or in connection with the change in status of any Subsidiary which has become an Excluded Subsidiary; provided that, any Guarantor that becomes an Excluded Subsidiary solely by virtue of becoming a non-wholly owned Subsidiary shall only be released from such obligations to the extent it became a non-wholly owned Subsidiary pursuant to a transaction entered into for a bona fide business purpose (and not for the primary purpose of causing such Subsidiary to be an Excluded Subsidiary) where the counterparty to such applicable transaction is not an Affiliate of any Loan Party or (ii) upon any Investment Grade Rating Trigger Date;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Security Document to the holder of any Lien on such property that is permitted by Section 7.2(g);

(d) to enter into any Market Intercreditor Agreements or arrangements reasonably satisfactory to the Administrative Agent in order to effectuate the intent of Section 7.1(k); and

(e) amend any Security Documents, enter into any new Security Documents and make any filings related thereto, in each case on the same terms as in effect immediately prior to such Investment Grade Rating Trigger Date or as otherwise reasonably satisfactory to the Administrative Agent, upon a Secured Covenant Reinstatement Event.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, to release any Loan Party from its obligations under the applicable Security Documents pursuant to this Section, or to enter into a Market Intercreditor Agreement. In each case as specified in this Section, at the Borrower’s expense, the Administrative Agent is authorized to and shall execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Security Documents, or to release such Loan Party from its obligations under the applicable Security Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 9.12 Arrangers, Co-Syndication Agents. Each Lender hereby designates BofA Securities, Inc. and Truist Securities, Inc. as Co-Syndication Agents and PNC, BofA Securities, Inc., Truist Securities, Inc., Barclays Bank PLC, Silicon Valley Bank, a division of First-Citizens Bank & Trust Company, Citizens Bank, N.A. and Fifth Third Bank, N.A. as Arrangers and agrees that the Co-Syndication Agents and Arrangers shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Section 9.13 Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14 Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

Section 9.15 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.15(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 9.15(a) shall be conclusive, absent manifest error.

(b) Without limiting Section 9.15(a), each Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding Section 9.15(a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding Section 9.15(a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous

Payment (or portion thereof) on such Lender’s or Issuing Bank’s behalf, as applicable) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that (a) except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency and (b) the Administrative Agent is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.15 or under the indemnification provisions of this Agreement.

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h) Notwithstanding anything to the contrary herein or in any other Loan Document, this Section 9.15 will not increase or otherwise alter the Loan Parties’ obligations or liabilities under the Loan Documents.

Section 9.16 No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Requirements of Law.

Article X.

MISCELLANEOUS

Section 10.1 Notices.

(a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted hereunder to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic transmission (subject to clause (b) below), as follows:

To the Borrower: Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864
Attention: Ryan Driscoll, Vice President, General Counsel and Secretary

E-mail: ryan.driscoll@teradyne.com

With a copies to (for

Information purposes only): Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
Attention: Michael Lee
E-mail: Michael.Lee@ropesgray.com

To the Administrative Agent:

For Notices of Borrowing

and Notices of Conversion/

Continuation: Agency Services

PNC Bank, National Association

Mail Stop: P7-PFSC-04-I

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services

Telecopy Number: (412)-762-8672

Telephone Number: (412)-807-6442

For All Other Notices: PNC Bank, National Association

2 International Place, 29th Floor

Boston, MA 02110-4105

Attention: Daniel Russell

E-mail: drussell@pnc.com

With a copies to (for

Information purposes only): Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: John Ventola
Telecopy Number: (617) 248-5085

E-mail: jventola@choate.com

To the Issuing Bank: Agency Services

PNC Bank, National Association

Mail Stop: P7-PFSC-04-I

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services

Telecopy Number: (412)-762-8672

Telephone Number: (412)-807-6442

To the Swingline Lender: Agency Services

PNC Bank, National Association

Mail Stop: P7-PFSC-04-I

500 First Avenue

Pittsburgh, PA 15219

Attention: Agency Services

Telecopy Number: (412)-762-8672

Telephone Number: (412)-807-6442

To any other Lender: the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address, telecopy number or e-mail for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) below and effective as provided in such clause; provided that notices and other communications to the Administrative Agent and an Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(ii) Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(iii) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.

(iv) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided, however, that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

(c) Telephonic Notices. In the case of any notices or other communications expressly permitted hereunder to be given by telephone, such notice shall be made to the applicable telephone number set forth in Section 10.1(a).

(d) Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Requirements of Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.

Section 10.2 Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) Except as otherwise provided in this Agreement, including, without limitation, as provided in Section 2.16 with respect to the implementation of a Benchmark Replacement or Benchmark Conforming Changes (as set forth therein) and Section 2.23, no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter or any other fee letters entered into after the date hereof with the Administrative Agent), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(iv) (A) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (B) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby without the written consent of each Lender affected thereby;

(v) change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender affected thereby;

(vi) release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender (except as expressly provided in Section 9.11);

(vii) release all or substantially all Collateral securing any of the Obligations, without the written consent of each Lender (except as expressly provided in Section 9.11);

(viii) release the Borrower from all or substantially all of its obligations under the Guarantee and Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.11);

(ix) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted under the Security Documents, to any other Indebtedness or Lien, as the case may be, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

(c) No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding the foregoing, this Agreement may be amended or amended and restated (x) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the Loans outstanding under an Incremental Term Facility or any prior Replacement Facility (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus fees and expenses in connection therewith, (ii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Refinanced Term Loans) and (iii) all other terms applicable to such Replacement Term Loans shall be substantially identical to or, taken as a whole, less favorable to the Lenders providing such Replacement Term Loans, than those applicable to such Refinanced Term

Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of any Loans in effect immediately prior to such refinancing and (y) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing of any Refinanced Term Loans or the Revolving Facility (“Refinanced Revolving Facility” and collectively with Refinanced Term Loans, “Refinanced Facilities”) with a replacement revolving facility hereunder (“Replacement Revolving Facility” and collectively with Replacement Term Loans, “Replacement Facilities”); provided that (i) the aggregate principal amount of such Replacement Revolving Facility shall not exceed the aggregate principal amount of such Refinanced Term Loans or Aggregate Revolving Commitment Amount, as applicable, plus fees and expenses in connection therewith, (ii) the final maturity date of such Replacement Revolving Facility shall be no earlier than the final maturity date of the Refinanced Term Loans or the Maturity Date, as applicable, (iii) if refinancing or replacing Refinanced Term Loans, the Replacement Revolving Facility shall be fully drawn on the closing date thereof and the proceeds of the Replacement Revolving Facility shall be used to repay the outstanding Refinanced Term Loans, (iv) if refinancing or replacing a Refinanced Revolving Facility, the Replacement Revolving Facility shall refinance or replace the entire Refinanced Revolving Facility and shall be drawn on the closing date thereof to the extent necessary to repay, and the proceeds of such draw under the Replacement Revolving Facility shall be used to the extent necessary to repay, the outstanding amounts under the Refinanced Revolving Facility and (v) the Replacement Revolving Facility shall be on terms and pursuant to documentation to be determined by the Borrower, the Administrative Agent and the Persons willing to provide such Replacement Revolving Facility; provided that to the extent such terms and documentation are not consistent with the applicable Refinanced Facility (other than with respect to pricing), they shall be reasonably satisfactory to the Administrative Agent.

In addition, notwithstanding the foregoing, this Agreement, including this Section 10.2, and the other Loan Documents may be amended (or amended and restated) pursuant to Section 2.23 to add any Incremental Facility to this Agreement and (a) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the lenders under Incremental Facility to share ratably with the Revolving Facility in prepayments pursuant to Sections 2.11 and 2.12), the Guarantee and Collateral Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof, (b) to include appropriately the Lenders holding such credit facility in any determination of the Required Lenders and (c) to amend other provision of the Loan Documents so that the Incremental Facility is appropriately incorporated (including this Section 10.2).

Notwithstanding anything to the contrary contained in this Section 10.2, the Administrative Agent and the Borrower, in their sole discretion, may collectively amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, so long as such amendment, modification or supplement does not directly and adversely affect the obligations of any Lender or Issuing Bank, (ii) permit additional Domestic Subsidiaries (excluding any U.S. Pass Through Foreign Holdcos) of the Borrower to guarantee the Obligations and/or provide Collateral therefor and (iii) provide for the reinstatement of Collateral and Guaranteed Obligations following a Secured Covenant Reinstatement Event, including by entering into new or replacement Security Documents in accordance with Section 1.10 herein. Such amendments shall become effective without any further action or consent of any other party to any Loan Document. Upon the request of the Borrower, the Administrative Agent shall release any Guarantor from the Guarantee and Collateral Agreement if such Guarantor ceases to qualify as a Guarantor (in accordance with the definition of such term as provided herein).

Notwithstanding the foregoing, this Agreement may be amended in accordance with Section 2.27 (including as contemplated by an Extension Agreement in accordance with Section 2.27 evidencing Extension Permitted Amendments).

Notwithstanding the foregoing, Schedule 1.1(a) may be unilaterally amended by the Borrower to remove entries therefrom (but not, for the avoidance of doubt, to add entries thereto).

Notwithstanding the foregoing, the Borrower and the Administrative Agent may, without the consent of any Lender, amend, modify or supplement any provision of this Agreement and the other Loan Documents, if (w) upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), (x) the Commitments of such Lender shall have terminated, (y) such Lender shall have no other commitment or other obligation hereunder, and (z) such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

Section 10.3 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates (but limited, in the case of legal fees, charges, disbursements and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, (x) one additional counsel to all affected Persons, taken as a whole, and (y) one additional local counsel to all affected Persons, taken as a whole, in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (but limited, in the case of legal fees, charges, disbursements and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, (x) one additional counsel to all affected Persons, taken as a whole, and (y) one additional local counsel to all affected Persons, taken as a whole, in each relevant jurisdiction) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole and, solely in the case of an actual or potential conflict of interest, (x) one additional counsel to all affected Indemnitees, taken as a whole, and (y) one additional local counsel to all affected Indemnitees, taken as a whole, in each relevant jurisdiction) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence of Materials of Environmental Concern on any Properties, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, or (z) any dispute solely among any Indemnitees, the Administrative Agent, or any of their respective Related Parties (other than claims against Administrative Agent, the Arrangers, or any Person or entity acting in a similar capacity acting pursuant to this Agreement or in its capacity as such) to the extent such disputes did not arise from any act or omission of the Borrower or its Affiliates. Subsection (b) hereof shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a) or (b) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided that nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) The Borrower shall not, without the prior written consent of the applicable Indemnitee, effect any settlement of any actual or prospective claim, litigation, investigation, arbitration or proceeding in respect of which such Indemnitee is a party and indemnity has been sought under this Section by such Indemnitee, unless such settlement (i) includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such indemnity and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy.

(f) All amounts due under this Section shall be payable not later than ten (10) days after a reasonably detailed written demand therefor.

Section 10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).

(v) No Assignment to the certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Disqualified Assignee.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent PNC serves in such capacity, PNC and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, or a Disqualified Assignee) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC

Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations (except as expressly provided in Section 9.11); or (vii) release all or substantially all collateral (if any) securing any of the Obligations (except as expressly provided in Section 9.11). Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code or United States Treasury Regulations, including, without limitation, Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) and (f) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Assignees. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Assignee or (ii) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Assignee.

Section 10.5 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York, in each case, sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the court of any jurisdiction (i) for purposes of enforcing a judgment, (ii) in connection with exercising remedies against the Collateral in a jurisdiction in which such Collateral is located, or (iii) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7 Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, subject to the prior written consent of the Administrative Agent, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final), in any currency, of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder, to the extent such Obligations are due and payable; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or the Issuing Bank.

Section 10.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and by the Borrower and the other Loan Parties in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3, Article IX and the last sentence of the definition of Applicable Margin and Applicable Percentage shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors who are informed of the confidential nature of such information and have agreed to receive such information subject to the terms of this Section or are otherwise bound by similar confidentiality obligations, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such the Administrative Agent, the Issuing Bank, or the Lender, as applicable, agrees to inform the Borrower promptly thereof to the extent not prohibited by law, rule or regulation), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern. Each Arranger may, at its own expense, place customary tombstone announcements and advertisements or otherwise publicize its engagement hereunder (which may include the reproduction of any Loan Party’s name and logo and other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder. Further, each Arranger may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the credit facilities established hereunder.

Notwithstanding the foregoing, nothing in this Section 10.11 shall prohibit any Person from voluntarily communicating, disclosing or providing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.

Section 10.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Bank Funding Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13 Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14 Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

Section 10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16 Location of Closing. Each Lender and the Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent in New York. The Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent in New York. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 10.17 Electronic Signatures. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.19 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 10.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity/Bank/FSI that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity/Bank/FSI” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TERADYNE, INC.

By: /s/ Michelle Turner

Name: Michelle Turner

Title: Vice President, Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,

as the Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender

By: /s/ Daniel Russell

Name: Daniel Russell

Title: Managing Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, NATIONAL ASSOCIATION,

as a Lender, Syndication Agent and Issuing Bank

By: /s/ Mitch Trott

Name: Mitch Trott

Title Vice President

[Signature Page to Credit Agreement]

TRUIST BANK,

as a Lender

By: /s/ Alfonso Brigham

Name: Alfonso Brigham

Title: Director

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,

as a Lender

By: /s/ Nicholas Sibayan

Name: Nicholas Sibayan

Title: Vice President

[Signature Page to Credit Agreement]

FIRST-CITIZENS BANK & TRUST COMPANY,

as a Lender

By: /s/ Frank Groccia

Name: Frank Groccia

Title: Managing Director

[Signature Page to Credit Agreement]

CITIZENS BANK, N.A.,

as a Lender

By: /s/ Andrew Schwartz

Name: Andrew Schwartz

Title: Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as a Lender

By: /s/ Nick Meece

Name: Nick Meece

Title: Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,

as a Lender

By: /s/ Michael King

Name: Michael King

Title: Authorized Signatory

[Signature Page to Credit Agreement]

SCHEDULE I

Leverage-Based Pricing Grid
Pricing Level	Consolidated Leverage Ratio	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee	Applicable Percentage for Letter of Credit Fees
I	Greater than 3.00:1.00	1.75% per annum	0.75% per annum	0.225% per annum	1.75% per annum
II	Less than or equal to 3.00:1.00 but greater than 2.00:1.00	1.50% per annum	0.50% per annum	0.175% per annum	1.50% per annum
III	Less than or equal to 2.00:1.00 but greater than 1.00:1.00	1.25% per annum	0.25% per annum	0.15% per annum	1.25% per annum
IV	Less than or equal to 1.00:1.00	1.00% per annum	0.00% per annum	0.125% per annum	1.00% per annum

Leverage and Debt Ratings-Based Pricing Grid
Pricing Level	Consolidated Leverage Ratio	Debt Rating	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans	Applicable Percentage for Commitment Fee	Applicable Percentage for Letter of Credit Fees
I	Greater than 3.00:1.00	BB+/Ba1 or worse	1.50% per annum	0.50% per annum	0.20% per annum	1.50% per annum
II	Less than or equal to 3.00:1.00 but greater than 2.00:1.00	BBB-/Baa3	1.25% per annum	0.25% per annum	0.15% per annum	1.25% per annum
III	Less than or equal to 2.00:1.00 but greater than 1.00:1.00	BBB/Baa2	1.125% per annum	0.125% per annum	0.125% per annum	1.125% per annum
IV	Less than or equal to 1.00:1.00	BBB+/Baa1 or better	1.00% per annum	0.00% per annum	0.10% per annum	1.00% per annum